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As filed with the Securities and Exchange Commission on December 17, 2002.

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEXAS REGIONAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	6022	74-2294235
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3900 North 10th Street, 11th Floor McAllen, Texas 78501 (956) 631-5400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Glen E. Roney
Chairman of the Board and Chief Executive Officer
Texas Regional Bancshares, Inc.
3900 North 10th Street, 11th Floor
McAllen, Texas 78501
(956) 631-5400
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)

Copies to:
 William A. Rogers, Jr., Esq.
Rogers & Whitley, L.L.P.
816 Congress Avenue, Suite 1100
Austin, Texas 78701
(512) 328-8156

        Approximate date of commencement of proposed sale to the public:    As soon as practicable following the effective date of this registration statement and the effective time of the merger described in the Agreement and Plan of Reorganization attached as Appendix A to the proxy statement forming a part of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Class A voting common stock, $1.00 par value per share	37,146	N/A	$1,798,592	$166.00

(1)
Represents the maximum number of shares of Class A Voting Common Stock that Texas Regional may be required to issue to holders of common stock of Corpus Christi Bancshares, Inc. upon consummation of the merger of Corpus Christi Bancshares, Inc. with a wholly-owned subsidiary of Texas Regional.

(2)
Calculated in accordance with Rule 457(f)(2) of Regulation C. Based on the book value per fully diluted share (computed as of September 30, 2002, the most recent date for which such information is available) of the common stock of Corpus Christi Bancshares, Inc. to be exchanged in the merger.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 2002

CORPUS CHRISTI BANCSHARES, INC. PROXY STATEMENT	TEXAS REGIONAL BANCSHARES, INC. PROSPECTUS

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        On September 12, 2002, the board of directors of Corpus Christi Bancshares, Inc. unanimously approved the merger of Corpus Christi into Texas Regional Delaware, Inc., a subsidiary of Texas Regional Bancshares, Inc. In the merger, Corpus Christi shareholders (other than Texas Regional or any subsidiary of Texas Regional) will receive, unless adjusted, 37,146 shares of Texas Regional common stock in exchange for their shares of Corpus Christi common stock. Holders of Corpus Christi common stock will be entitled to receive 0.2625 shares of Texas Regional common stock for each share of Corpus Christi common stock they own. The ratio may be adjusted as follows:

  •
  Texas Regional may decrease the number of shares issued in the merger if the net worth of Corpus Christi, after adjustments specified in the merger agreement, is less than $2,600,000 at the time of the merger.

  •
  Texas Regional may decrease the number of shares issued in the merger if Corpus Christi's expenses related to termination of data processing contracts, automated teller machine service contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements and other services contracts exceed $100,000.

        Texas Regional common stock is quoted on The Nasdaq Stock Market's National Market System under the trading symbol "TRBS." On                            , 2002, Texas Regional common stock closed at $                        per share.

        The board of directors of Corpus Christi recommends that you vote "FOR" the approval of the merger agreement. The merger requires approval by the holders of at least two-thirds of the outstanding shares of Corpus Christi common stock entitled to vote at the special meeting. In connection with the merger agreement, Corpus Christi shareholders owning approximately 36% of the outstanding Corpus Christi common stock have entered into agreements and irrevocable proxies under which they granted an irrevocable proxy to Bernard A. Paulson and Orlando S. Leal, or either of them with full power of substitution, to vote all of their shares of Corpus Christi common stock in favor of the merger agreement and the merger. In addition, Texas Regional or a subsidiary of Texas Regional owns 32% of the outstanding Corpus Christi common stock, which it intends to vote in favor of the merger. As a result, approval of the merger agreement and merger is assured.

        Please carefully consider the risks outlined under "Risk Factors" beginning on page 10.

        Please consider sending in your proxy, regardless of the number of shares you own or whether or not you plan to attend the special meeting. If you hold shares that are not bound by an agreement and irrevocable proxy, please complete, sign, date and return the accompanying proxy card. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

/s/ Bernard A. Paulson Chairman of the Board

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.

        This document also serves as the prospectus for the offering of Texas Regional common stock to the Corpus Christi shareholders in exchange for their Corpus Christi shares. You should note that the securities that Texas Regional is offering through this proxy statement are not deposits or other obligations of any bank subsidiary of Texas Regional and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This proxy statement is dated                        , 2002, and was first mailed or otherwise delivered to Corpus Christi shareholders on or about                        , 2002.

CORPUS CHRISTI BANCSHARES, INC.
555 NORTH CARANCAHUA, SUITE 100
CORPUS CHRISTI, TEXAS 78478

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                          , 2002

To the shareholders of Corpus Christi Bancshares, Inc.:

        Notice is hereby given that a special meeting of shareholders of Corpus Christi Bancshares, Inc. will be held on                        , 2002, at                         a.m. Corpus Christi, Texas time, at the offices of First State Bank, 555 North Carancahua, Suite 100, Corpus Christi, Texas, 78478, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of October 10, 2002, by and between Texas Regional Bancshares, Inc. and Corpus Christi Bancshares, Inc., which provides for the merger of Corpus Christi with and into Texas Regional Delaware, Inc., a subsidiary of Texas Regional. Holders of Corpus Christi common stock will be entitled to receive 0.2625 shares of Texas Regional common stock for each share of Corpus Christi common stock they own. The ratio may be adjusted as follows:

  •
  Texas Regional may decrease the number of shares available for exchange if the net worth of Corpus Christi, after adjustments specified in the merger agreement, is less than $2,600,000 at the time of the merger.

  •
  Texas Regional may decrease the number of shares issued in the merger if Corpus Christi's expenses related to termination of data processing contracts, automated teller machine service contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements and other services contracts exceed $100,000.

  2.
  To transact such other business as may properly come before the special meeting or any adjournment of the meeting.

        These items of business are described in the accompanying proxy statement. A copy of the Agreement and Plan of Reorganization, also referred to in the accompanying proxy statement as the merger agreement, is included as Appendix A.

        The Corpus Christi board of directors has fixed the close of business on                        , 2002, as the record date of the special meeting, and only Corpus Christi shareholders of record at such time will be entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. We cannot complete the merger unless at least two-thirds of the Corpus Christi shares outstanding and entitled to vote thereon on the record date vote in favor of the merger agreement. As of the record date, 75,921 shares of Corpus Christi common stock, representing 36% of Corpus Christi's outstanding common stock entitled to vote on the merger were bound by irrevocable proxies in the form included as Appendix B. Under these proxies, each Corpus Christi shareholder who has executed this proxy has granted to Bernard A. Paulson and Orlando S. Leal an irrevocable proxy to vote all the shares subject to this proxy in favor of the merger agreement and the merger. In addition, 67,174 shares of Corpus Christi common stock, representing 32% of Corpus Christi's outstanding common stock entitled to vote on the merger are held by Texas Regional or a subsidiary of Texas Regional, and will be voted in favor of the merger. As a result, approval of the merger is assured.

        All Corpus Christi shareholders entitled to notice of, and to vote at, the special meeting are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please submit your proxy well in advance of the special meeting. You may submit your proxy by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person.    Any proxy may be revoked in writing at any time before it is voted, however, a holder whose shares are subject to an agreement and irrevocable proxy may not revoke the proxy.

By Order of the Board of Directors of Corpus Christi Bancshares, Inc.
/s/ Bernard A. Paulson, Chairman of the Board

Corpus Christi, Texas
                        , 2002

Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy or voting instruction in the enclosed self-addressed stamped envelope.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
Texas Regional	3
Corpus Christi	3
The Merger	4
Agreement and Irrevocable Proxy	7
Corpus Christi Shares Owned By Texas Regional	7
SELECTED FINANCIAL DATA	8
COMPARATIVE PER SHARE MARKET PRICE DATA	9
RISK FACTORS	10
FORWARD-LOOKING STATEMENTS	12
CORPUS CHRISTI SPECIAL MEETING	13
General	13
Date, Time, and Place of the Special Meeting	13
Purpose of the Special Meeting	13
Record Date; Shares Entitled to Vote; Quorum	13
Vote of Corpus Christi Shareholders Required for Adoption of the Merger Agreement	13
Voting Instructions; Proxies	14
Solicitation of Proxies; Expenses	15
THE MERGER	15
General	15
Background of the Merger	16
Corpus Christi's Reasons for the Merger	17
Recommendation of the Corpus Christi Board of Directors	17
Texas Regional's Reasons for the Merger	17
Interests of Related Persons in the Merger	17
Completion and Effectiveness of Merger	18
Structure of the Merger and Conversion of Corpus Christi Common Stock	18
Exchange of Corpus Christi Stock Certificates for Texas Regional Stock Certificates	18
Material United States Federal Income Tax Consequences of the Merger	19
Accounting Treatment of the Merger	20
Regulatory Approvals	20
Restrictions on Resales of Texas Regional Common Stock	20
Listing on The Nasdaq National Market System of Stock to be Issued in the Merger	21
Dissenters' Rights of Appraisal	21
The Merger Agreement	23
Management After the Merger	29
INFORMATION ABOUT CORPUS CHRISTI	30
General	30
Facilities	30
Competition	30
Employees	30
Legal Proceedings	30

DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK	31
BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS	32
Ownership of Corpus Christi Capital Stock	32
Ownership of Texas Regional Capital Stock	33
COMPARISON OF RIGHTS OF HOLDERS OF CORPUS CHRISTI COMMON STOCK AND TEXAS REGIONAL COMMON STOCK	34
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS REGIONAL COMMON STOCK AND CORPUS CHRISTI COMMON STOCK	40
EXPERTS	41
LEGAL MATTERS	41
INDEMNIFICATION	41
WHERE YOU CAN FIND ADDITIONAL INFORMATION	41
INCORPORATION BY REFERENCE	42
Appendices
Appendix A Agreement and Plan of Reorganization
Appendix B Form of Agreement and Irrevocable Proxy
Appendix C Texas Business Corporation Act, Articles 5.11, 5.12 and 5.13

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is the proposed transaction?

A:
Corpus Christi will merge into Texas Regional Delaware, Inc., a wholly-owned subsidiary of Texas Regional. As a result, Corpus Christi will cease to exist and Corpus Christi's shareholders will exchange their Corpus Christi common stock for shares of Texas Regional common stock.

Q:
How can I obtain documents incorporated by reference in this proxy statement?

A:
This proxy statement incorporates documents by reference which are not presented in or delivered with this proxy statement. These documents are available without charge upon request. You are asked to make this request by                        , 2002, so that Texas Regional can forward requested information to you in a timely manner. Any request should be directed to Janie S. Moran, Controller, Texas Regional Bancshares, Inc., 3900 North 10th Street, 11th Floor, McAllen, Texas 78501 (Telephone: (956) 632-7735).

Q:
What do I need to do now?

A:
After you have read and considered the information in this document, please indicate on your proxy card or voting instruction how you want to vote with respect to the merger agreement. If you hold shares of Corpus Christi common stock that are not bound by the Agreement and Irrevocable Proxy, you should complete, sign and return the enclosed proxy card in the enclosed prepaid return envelope as soon as possible so that those shares may be represented and voted at the special meeting. If you sign and return your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.

If you hold shares of Corpus Christi common stock that are bound by the Agreement and Irrevocable Proxy, your vote shall be counted as a vote in favor of the merger agreement and the merger with no further action required on your part. You may not change your vote because the proxy you granted under the Agreement and Irrevocable Proxy is irrevocable.

Q:
Can I change my vote or voting instruction after I have mailed in my signed proxy card or voting instruction?

A:
Yes. If you have submitted a proxy and are not bound by the Agreement and Irrevocable Proxy, you can change your vote at any time before your proxy is voted at the special meeting by following the instructions beginning on page 14. If you have submitted a voting instruction and are not bound by an Agreement and Irrevocable Proxy, you can change your voting instruction at any time no later than 3:00 p.m., Corpus Christi, Texas time on the day before the special meeting by following the instructions beginning on page 14.

Q:
Am I entitled to appraisal rights?

A:
Yes, unless you have executed an Agreement and Irrevocable Proxy. Under Texas law Corpus Christi shareholders are entitled to appraisal rights, but in order to exercise those rights they must carefully follow the procedure set forth in the law. To review your appraisal rights and the required procedures in greater detail, see "The Merger-Dissenters' Rights of Appraisal" beginning on page 21.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, you will be sent written instructions for exchanging your stock certificates.

Q:
When do you expect the merger to be completed?

A:
We expect the merger to be completed during the first quarter of 2003. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Corpus Christi must approve the merger agreement and the merger. Texas Regional has not yet received the necessary regulatory approval required to complete the merger. After approval is obtained, applicable regulations will require Texas Regional to wait until the expiration of a fifteen or thirty day waiting period to complete the merger. It is expected that the merger will be completed as soon as practical after expiration of the waiting period.

Q:
Whom should I call if I have questions about the meeting or the merger?

A:
If you have any questions about the meeting or the merger which you would like to direct to Corpus Christi, you should contact Orlando S. Leal at Corpus Christi, telephone number (361) 884-3778.

Q:
Whom should I call if I have questions about Texas Regional?

A:
If you have any questions about Texas Regional or questions about the merger that you would like to direct to Texas Regional, you should contact Janie S. Moran of Texas Regional, telephone number (956) 632-7735.

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For a more detailed description of the legal terms of the merger, you should carefully read this entire document, including the Appendices to this document. In addition, we incorporate by reference important business and financial information into this document. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled "Where You Can Find Additional Information." Where necessary, we have included page references to direct you to a more detailed description of the topics in this summary.

Texas Regional

        Texas Regional is a Texas business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Texas Regional was incorporated in Texas in 1983, and commenced active operations as a bank holding company in 1984. The address of Texas Regional's principal executive office is 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, and its telephone number is (956) 631-5400. The main banking office of Texas State Bank is also located at 3900 North 10th Street, McAllen, Texas 78501.

        Texas Regional presently has 50,000,000 shares of Class A voting common stock authorized, and a total of 26,638,153 shares are issued and outstanding. Texas Regional has no other shares of common stock authorized, issued or outstanding. Texas Regional has authorized 10,000,000 shares of preferred stock, but no shares of preferred stock are presently outstanding, and Texas Regional has no present commitment to issue any shares of preferred stock. The shares to be exchanged for shares of Corpus Christi common stock as described in the Agreement are authorized but unissued shares of Texas Regional common stock.

        Texas Regional common stock is registered with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. Texas Regional makes certain periodic reports to the Commission, as required by this act, and files financial and other information about Texas Regional with the Commission. Shares of Texas Regional common stock are traded on The Nasdaq Stock Market's National Market System under the symbol "TRBS."

        At September 30, 2002, Texas Regional and its subsidiaries had consolidated total assets of $3.6 billion, loans (net of allowance for loan losses) of $2.2 billion, total deposits of $3.0 billion and total shareholders' equity of $360 million. Texas Regional's primary activity is the commercial banking business of its wholly-owned subsidiary, Texas State Bank, in McAllen, Harlingen, Brownsville, other areas of the Rio Grande Valley and the Houston, Texas metropolitan area. At the present time, the only operating non-banking subsidiaries of Texas Regional are TSB Securities, Inc., a licensed securities broker-dealer, which provides securities transaction services, and TSB Properties, Inc., which holds certain real properties and other, generally foreclosed, assets. Texas Regional has elected to be a financial holding company under applicable Federal Reserve Board regulations. As a result, Texas Regional may in the future establish other non-banking subsidiaries to provide, or may itself provide, other services permitted of financial holding companies which cannot be provided by banks.

        If the merger is completed as planned, the banking locations formerly operated by First State Bank in Corpus Christi and Bishop, Texas will become branches of Texas State Bank.

Corpus Christi

        Corpus Christi is a bank holding company headquartered in Corpus Christi, Texas, which derives substantially all of its income from the operation of its wholly-owned bank subsidiary, The First State Bank of Bishop. Corpus Christi was formed in 1999 as a bank holding company for First State Bank, which was chartered as First State Bank of Bishop in 1912. As of September 30, 2002, Corpus Christi

had consolidated total assets of $36.2 million, loans (net of allowance for loan losses) of $18.7 million, total deposits of $31.6 million and total stockholders' equity of $2.7 million.

        First State Bank operates out of two locations, the main banking office in Bishop, Texas, and a branch bank facility in Corpus Christi, Texas, through which the Bank offers both wholesale and retail banking services. The majority of First State Bank's activity is providing retail and commercial banking products to individuals and businesses located in Corpus Christi and Bishop and nearby communities.

The Merger

        The merger agreement is attached as Appendix A and is incorporated into this document by reference. You are encouraged to read the merger agreement in its entirety as it is the legal document that governs the merger.

  Reasons for the Merger (see pages 16 and 17)

        Texas Regional.    The acquisition of Corpus Christi will give Texas Regional a presence in two communities where it does not presently have branch facilities: Corpus Christi and Bishop. Texas Regional's board of directors considered various factors, including the following factors, in helping to make its determination to vote in favor of the merger agreement and the merger:

  •
  Strategic expansion opportunity which adds new markets to Texas State Bank's existing branch network;

  •
  Attractive core deposit franchise; and

  •
  Financially attractive and accretive to earnings during initial year.

        Corpus Christi.    The Corpus Christi board of directors has concluded that Corpus Christi's competitive position and value of its stock is best enhanced through the merger with Texas Regional. Corpus Christi's board believes that Corpus Christi shareholders will receive a marketable equity interest in a larger financial institution with attractive growth opportunities.

  Recommendation of the Corpus Christi Board of Directors (see page 17)

        The Corpus Christi board believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger and the related agreement and plan of reorganization.

  Structure of the Merger (see page 17)

        Corpus Christi will be merged with and into Texas Regional Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Texas Regional, with Texas Regional Delaware as the surviving corporation. The directors and officers of Texas Regional Delaware before the merger will continue to serve as the directors and officers of Texas Regional Delaware after the merger. After the merger is completed, Texas Regional intends to merge CCB Nevada with and into Texas Regional Delaware and First State Bank with and into Texas State Bank. As a result, the existing banking offices of First State Bank will become banking offices of Texas State Bank. Texas Regional expects that most of the personnel of Corpus Christi will become employees of Texas State Bank following the closing of the merger.

  Interests of Officers and Directors in the Merger (see page 17)

        The directors and executive officers of Corpus Christi have interests in the merger that may be different from your interests. For example, officers who are employees of Corpus Christi or First State Bank have the prospect of continued employment by a larger organization. Also, certain of the directors have made loans to Corpus Christi, or have guaranteed the loan made to Corpus Christi by Texas State Bank. Texas Regional has indicated those loans will be paid or otherwise fully discharged following consummation of the merger.

  Material U.S. Federal Income Tax Consequences of the Merger (see page 18)

        The merger has been structured to qualify as a reorganization for federal income tax purposes. Assuming the merger qualifies as a reorganization, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Corpus Christi common stock for Texas Regional common stock in the merger, except in connection with any cash that you may receive instead of a fractional share of Texas Regional common stock or cash received in connection with your exercise of dissenters' appraisal rights. Texas Regional has received an opinion from its tax advisors, KPMG LLP, that the merger will qualify as a reorganization for federal income tax purposes.

        The federal income tax consequences described above may not apply to all holders of Corpus Christi common stock. Your tax consequences will depend upon your personal situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

  Restrictions on Your Ability to Sell Texas Regional Common Stock (see page 20)

        All the shares of Texas Regional common stock you will receive in connection with the merger will be freely transferable unless you are considered an "affiliate" of Corpus Christi under the Securities Act of 1933. After completion of the merger, shares of Texas Regional common stock held by former Corpus Christi affiliates may only be sold pursuant to a registration statement or exemption from applicable registration requirements.

  You have Dissenters' Appraisal Rights (see page 21)

        As a shareholder of Corpus Christi, unless you have executed an Agreement and Irrevocable Proxy, you have the right to dissent from the merger and obtain an amount in cash equal to the appraised value of your shares of Corpus Christi common stock when the merger is completed. However, you will only receive this cash payment if you dissent from the merger by exactly following the procedures outlined in Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, which are summarized under the heading "The Merger—Dissenters' Rights of Appraisal" beginning on page 21. A copy of Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act is attached to this proxy statement as Appendix C. Texas Regional and Corpus Christi urge you to read Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act in their entirety. If you hold shares that are bound by an Agreement and Irrevocable Proxy, you will not have dissenters' appraisal rights.

        It is a condition to Texas Regional's obligations to complete the merger that holders of not more than five percent of the issued and outstanding shares of Corpus Christi common stock have exercised dissenters' rights.

  Conditions to Completion of the Merger (see page 26)

        The merger will only be completed if the conditions set forth in the merger agreement are satisfied or, if permitted, waived. These conditions include:

  •
  the merger agreement and the related transactions are approved by the Corpus Christi shareholders;

  •
  the Federal Reserve Board has approved the merger of Corpus Christi and CCB Nevada into Texas Regional Delaware, Inc., and the Texas Department of Banking has approved the merger of First State Bank into Texas State Bank; and

  •
  no litigation, injunction or order preventing the completion of the merger is pending or in effect.

        Texas Regional will consummate the merger only if the following additional conditions are satisfied or waived:

  •
  Corpus Christi's representations and warranties in the merger agreement are true and correct;

  •
  Corpus Christi's data processing arrangements, automated teller machine service contracts and employment contracts, contractor severance agreements, salary continuation agreements, deferred compensation and incentive compensation agreements and other services contracts are terminated prior to or simultaneously with the consummation of the merger;

  •
  no material adverse change in the financial condition, results of operations, business or properties of Corpus Christi has occurred since the date of the merger agreement;

  •
  the net worth of Corpus Christi as of the time of closing is not less than $2,600,000, after accounting for specified adjustments as described in the merger agreement;

  •
  the net worth of First State Bank as of the time of closing is not less than $4,200,000, after accounting for specified adjustments as described in the merger agreement;

  •
  Corpus Christi's counsel has delivered a legal opinion satisfactory to Texas Regional;

  •
  Texas Regional has received an opinion from its tax advisors that the merger will qualify as a reorganization for federal income tax purposes; and

  •
  holders of not more than five percent of the issued and outstanding shares of Corpus Christi common stock have exercised dissenters' rights.

        Corpus Christi will consummate the merger only if the following additional conditions are satisfied or waived:

  •
  Texas Regional's representations and warranties in the merger agreement are true and correct; and

  •
  no material adverse change in the financial condition, results of operations, business or properties of Texas Regional has occurred since the date of the merger agreement (provided that if the agreement is terminated for this reason, Corpus Christi shall pay Texas Regional up to $100,000 to reimburse Texas Regional for costs and expenses incurred in connection with the proposed transaction prior to the date of termination).

  Regulatory Approvals Texas Regional Must Obtain for the Merger

        The completion of the merger requires the approval of all applicable regulatory authorities. On November 14, 2002, Texas Regional sent its application for approval of the holding company merger to the Federal Reserve Board and sent its application for approval of the bank merger to the Texas Department of Banking.

  Termination of the Merger Agreement (see page 27)

        The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Corpus Christi shareholders:

  •
  by mutual consent of the boards of directors of Corpus Christi and Texas Regional;

  •
  by either of the boards of directors of Corpus Christi or Texas Regional, if:

  •
  the Federal Reserve Board or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or (as to Texas Regional) has approved the merger subject to conditions that are unacceptable to Texas Regional;

  •
  the merger is not completed by February 28, 2003; or

  •
  the merger agreement fails to receive the requisite vote for adoption by the shareholders of Corpus Christi at the Corpus Christi special meeting; or

  •
  by the board of directors of Texas Regional, if during the course of its continuing due diligence review prior to the closing date, Texas Regional in good faith determines that additional facts, events or circumstances that come to its attention will have a material adverse effect on the condition of Corpus Christi and its subsidiaries, taken as a whole.

Agreement and Irrevocable Proxy

        Corpus Christi shareholders owning approximately 36% of the total outstanding shares of Corpus Christi common stock executed irrevocable proxies in connection with the execution of the merger agreement. These shareholders, who are generally directors, executive officers or their respective affiliates, have agreed to vote their Corpus Christi shares in favor of the transaction at the special shareholder meeting. The form of irrevocable proxy is included in this proxy statement as Appendix B.

Corpus Christi Shares Owned By Texas Regional

        In July 2002, Texas State Bank acquired an aggregate of 67,174 shares of Corpus Christi common stock in full or partial satisfaction of loans previously made by Texas State Bank. The shares were transferred by Texas State Bank to Texas Regional in August. Those shares, which will be held by Texas Regional at closing, will be cancelled upon consummation of the merger transactions without additional consideration.

SELECTED FINANCIAL DATA

        The following table summarizes certain consolidated historical financial data of Texas Regional. The historical data of Texas Regional as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 is derived from the audited consolidated financial statements of Texas Regional, and has been adjusted to reflect stock splits and stock dividends effected during the periods. The information presented as of and for the nine months ended September 30, 2002 and 2001 has been derived from unaudited historical data, and has been adjusted to reflect stock splits and stock dividends effected during the periods.

        This information should be read in conjunction with the historical consolidated financial statements incorporated by reference in this proxy statement.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(Unaudited)	(Unaudited)
	(Amounts In Thousands, Except Per Share Data)
TOTAL ASSETS	$3,603,850	$2,553,728	$2,590,812	$2,426,097	$2,120,690	$1,762,332	$1,538,769
TOTAL DEPOSITS	2,980,776	2,204,341	2,235,877	2,109,748	1,885,346	1,562,942	1,362,783
LONG-TERM DEBT	55,000	—	—	—	—	—	—
TOTAL SHAREHOLDERS' EQUITY	360,118	262,596	265,259	227,704	188,188	177,274	161,358
NET INTEREST INCOME	95,383	73,971	99,526	95,024	81,620	67,265	62,127
NET INCOME	39,929	29,136	39,422	35,302	30,850	22,474	23,122
ADJUSTED NET INCOME(1)	39,929	30,786	41,621	37,501	32,414	23,803	24,282
NET INCOME PER COMMON SHARE(2)(3)	1.53	1.20	1.62	1.46	1.28	0.93	0.96
ADJUSTED NET INCOME PER COMMON SHARE(1)(2)(3)	1.53	1.26	1.71	1.55	1.34	0.99	1.01
CASH DIVIDENDS PER COMMON SHARE(3)	0.327	0.300	0.400	0.355	0.312	0.285	0.245
SHAREHOLDERS' EQUITY (BOOK VALUE) PER COMMON SHARE(3)	13.68	10.78	10.89	9.43	7.85	7.46	6.79
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING(3)(4)	26,180	24,369	24,381	24,220	24,129	24,138	24,092
NUMBER OF COMMON SHARES OUTSTANDING AT END OF PERIOD(3)	26,327	24,351	24,354	24,135	23,965	23,767	23,754

(1)
Represents previously reported net income and net income per common share, adjusted for the exclusion of goodwill amortization, net of tax. Beginning in 2002, new accounting standards eliminated the amortization of goodwill.

(2)
Net income per common share represents diluted earnings per share. The computation for diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding, assuming the issuance of all dilutive potential common stock equivalents outstanding during the reporting period.

(3)
Amounts were restated to retroactively give effect to the 10% stock dividend declared in December 2000 and distributed in January 2001 and the three-for-two stock split declared and distributed during second quarter 2002.

(4)
Represents weighted average shares outstanding used to calculate diluted earnings per share.

COMPARATIVE PER SHARE MARKET PRICE DATA

        Texas Regional common stock is quoted on The Nasdaq Stock Market's National Market System under the symbol "TRBS." Corpus Christi common stock is not traded or listed on any exchange and there is no active public trading market for such stock, although it is traded infrequently in private transactions about which Corpus Christi's management has little information regarding price. The last sale of Corpus Christi common stock of which Corpus Christi's management is aware occurred on April 17, 2001, when 5,000 shares were sold at an unknown price per share.

        The following table sets forth the historical price of Texas Regional common stock as of the date preceding the public announcement of the merger and as of the most recent date practicable preceding this proxy statement.

Texas Regional Common Stock Closing Price on Nasdaq Stock Market's National Market System System
October 9, 2002	$31.21
, 2002	$

RISK FACTORS

        Each Corpus Christi shareholder voting in favor of the merger will be choosing to invest in Texas Regional common stock. An investment in Texas Regional common stock involves a number of risks. In addition to other information contained in this proxy statement, you should carefully consider the following risk factors in deciding how to vote on the merger proposal.

Risk Factors Relating to the Merger

If Corpus Christi fails to meet the minimum net worth set forth in the merger agreement, Texas Regional may terminate the merger agreement or deliver fewer shares of its common stock to Corpus Christi's shareholders.

        The merger agreement provides that at the time of the merger the net worth of Corpus Christi may not be less than $2,600,000, after accounting for several adjustments set forth in the merger agreement. If Corpus Christi fails to meet this minimum net worth requirement, Texas Regional, in its sole discretion, may terminate the merger agreement or may reduce the number of shares of the common stock it issues to Corpus Christi's shareholders in the merger by an amount equal to the quotient when the difference between $2,600,000 and the actual net worth amount at the time of the merger is divided by $30.30. As of September 30, 2002, Corpus Christi's net worth was $2,700,000.

You will not know the value of the Texas Regional common stock you will receive in the merger when you vote on the merger.

        Because the market price of Texas Regional common stock varies, the value of the consideration to be received by Corpus Christi shareholders at the time of the merger will depend upon the market price of Texas Regional common stock at that time and may be lower than the market price of Texas Regional common stock on the day the merger was announced. On October 9, 2002, the last trading day before the announcement of the merger, the closing price of Texas Regional common stock was $31.21. The merger exchange ratio was based on a value of $30.30 per share of Texas Regional common stock, the average closing price for the ten business days ending on July 19, 2002. On                         , 2002, the last trading day prior to the mailing of this proxy statement, the closing price of Texas Regional common stock was $                        .

You will have less influence as a shareholder of Texas Regional than as a shareholder of Corpus Christi.

        The shareholders of Corpus Christi currently have the right to control Corpus Christi through their ability to elect the board of directors of Corpus Christi and vote on other matters affecting Corpus Christi. The merger will transfer control of Corpus Christi to Texas Regional. After completion of the merger, the Texas Regional shares received by former Corpus Christi shareholders will total less than 0.14% of Texas Regional's outstanding common stock. Consequently, the Corpus Christi shareholders will exercise much less influence over the management and policies of Texas Regional than they currently exercise over the management and policies of Corpus Christi.

First State Bank's policies will no longer govern its operations and will be replaced by Texas State Bank's policies.

        In general, the policies and procedures for all banking locations, including the banking locations formerly operated as First State Bank, will be Texas State Bank's policies and procedures. Specifically, following consummation of the merger,

  •
  all lending at First State Bank will be conducted pursuant to Texas State Bank's policies and under the supervision of Texas State Bank's senior officers;

  •
  investments in securities will be managed by the investment division of Texas State Bank in accordance with Texas State Bank's investment policies; and

  •
  all data processing will be performed by Texas State Bank's data processing center.

Risk Factors Relating to Texas Regional

Texas Regional's profitability is directly linked to its banking activities.

        Because Texas Regional's non-banking activities represent a very small portion of its business, its profitability will be directly attributable to the success of its subsidiary, Texas State Bank. Texas Regional's banking activities compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

        Texas Regional relies on the profitability of Texas State Bank and dividends received from Texas State Bank for payment of its operating expenses and satisfaction of its obligations. As is the case with other similarly situated financial institutions, the profitability of Texas State Bank, and therefore of Texas Regional, will be subject to the fluctuating cost and availability of money, changes in the prime lending rate, changes in economic conditions in general and, because of the location of most of its branch facilities, changes in economic conditions in the Rio Grande Valley in particular. In addition, Texas State Bank is subject to capital adequacy guidelines promulgated from time to time by applicable regulatory authorities.

The success of Texas Regional relies heavily on a specific geographic area.

        Texas Regional's profitability is dependent on the profitability of its subsidiary bank, Texas State Bank, which operates principally in the Rio Grande Valley and (with its February 2002 acquisition of Riverway Bank) in the Houston, Texas metropolitan market. In addition to adverse changes in general conditions in the United States, unfavorable changes in economic conditions affecting Texas and the Rio Grande Valley, such as adverse effects of weather on agricultural production, adverse changes in United States-Mexico relations, and substantial Mexican peso devaluations and other adverse changes in the economic climate in Mexico, may have a significant adverse impact on operations of Texas Regional.

Texas Regional relies heavily on its chief executive officer.

        Texas Regional has experienced substantial growth in assets and deposits during the past, particularly since Glen E. Roney became Chairman of the Board and Chief Executive Officer of Texas Regional in 1985. Although Mr. Roney is a substantial shareholder of Texas Regional, Texas Regional does not have an employment agreement with Mr. Roney and the loss of the services of Mr. Roney could have a material adverse effect on Texas Regional's business and prospects.

FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause the results of Texas Regional and Corpus Christi, and their respective consolidated subsidiaries, to differ materially from those expressed or implied by such forward-looking statements.

        All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements of belief; and any statements of assumptions underlying any of the foregoing.

        The risks, uncertainties and assumptions referred to above include those risks described in the section "Risk Factors" beginning on page 10, and other risks, assumptions and uncertainties that are described from time to time in Texas Regional's filings with the Commission, including but not limited to, Texas Regional's annual report on Form 10-K for the fiscal year ended December 31, 2001 and other subsequently filed reports.

        Moreover, the potential acquisition by Texas Regional of Corpus Christi presents additional risks, uncertainties and assumptions, including the possibility that the merger may not be consummated; the challenge of integrating Corpus Christi and its business; the possibility that the combined businesses may fail to achieve desired synergies; and that, after the acquisition, Texas Regional as a whole may fail to achieve revenue and profit expectations. Neither Texas Regional nor Corpus Christi intends to update these forward-looking statements.

CORPUS CHRISTI SPECIAL MEETING

General

        Corpus Christi is sending you this proxy statement to provide you with information concerning the Agreement and Plan of Reorganization, dated as of October 10, 2002 by and among Texas Regional and Corpus Christi. This Agreement and Plan of Reorganization, or merger agreement, provides for the merger of Corpus Christi with and into Texas Regional Delaware, a wholly-owned subsidiary of Texas Regional. Corpus Christi's board of directors is soliciting your proxy for use at the special meeting for the purpose of approving the merger.

Date, Time, and Place of the Special Meeting

        The special meeting of shareholders of Corpus Christi is scheduled to be held as follows:

                        , 2002
           a.m., Corpus Christi, Texas time
At the offices of First State Bank
555 North Carancahua, Suite 100, Corpus Christi, Texas 78478

Purpose of the Special Meeting

        At the special meeting, the shareholders of Corpus Christi entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the merger agreement and the merger and any other business that properly comes before the special meeting or any adjournment.

        The Corpus Christi board of directors has unanimously approved the merger and the merger agreement and recommends that holders of Corpus Christi common stock vote for the merger agreement and the merger.

Record Date; Shares Entitled to Vote; Quorum

        The Corpus Christi board of directors has fixed the close of business on                        , 2002, as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 208,684 shares of Corpus Christi common stock issued and outstanding, each of which entitles its holder to one vote. As of the date hereof, the Corpus Christi shares were held of record by approximately 45 persons.

        Each share entitles the holder to one vote on the merger and one vote as to any other proposal to be voted on at the special meeting of Corpus Christi shareholders. However, if you hold shares that are bound by an Agreement and Irrevocable Proxy, those shares will be voted by the voting representative in favor of the merger agreement and the merger. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Corpus Christi common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Vote of Corpus Christi Shareholders Required for Adoption of the Merger Agreement

        The affirmative vote of the holders of two-thirds of the outstanding shares of Corpus Christi common stock is required for approval of the merger agreement. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the merger agreement was approved.

        As of the record date, 75,921 shares of Corpus Christi common stock, representing 36% of Corpus Christi's outstanding common stock, were bound by irrevocable proxies in favor of the merger agreement and the merger. These shares generally represent the shares of Corpus Christi held by Corpus Christi's directors, executive officers and their affiliates. In addition, as of the record date, 67,174 shares of Corpus Christi common stock, representing 32% of Corpus Christi's outstanding common stock were held by Texas Regional or a subsidiary of Texas Regional. As a result, approval of the merger agreement and the merger are assured.

Voting Instructions; Proxies

Please read this section and the following voting procedures carefully.

        Unless you have executed an Agreement and Irrevocable Proxy, you have received a proxy card and return envelope. You may directly vote your shares of Corpus Christi common stock at the special meeting either in person or by proxy.

        All shares of Corpus Christi common stock represented by properly executed proxies received before or at the special meeting, unless the proxies are revoked, will be voted in accordance with the instructions indicated thereon. If you properly execute your proxy but fail to indicate your voting preference on the proxy, your shares will be voted "FOR" approval of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

        If you return a properly executed proxy and have abstained from voting on approval of the merger agreement, the Corpus Christi common stock represented by your proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement.

        Both an abstention and the failure to submit a proxy or to otherwise vote at the special meeting will have the same effect as a vote against adoption of the merger agreement.

        Corpus Christi does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

        If you wish to vote by proxy, you should complete, sign and date the enclosed proxy card and return the proxy card in the return envelope to the corporate secretary of Corpus Christi at the address indicated below so that the corporate secretary receives it before the special meeting:

    Corporate Secretary
    Corpus Christi Bancshares, Inc.
    555 North Carancahua, Suite 100
    Corpus Christi, Texas 78478

        Unless you have executed an Agreement and Irrevocable Proxy, you may revoke your proxy at any time before it is voted by:

  •
  notifying the Secretary of Corpus Christi in writing at the address set forth above;

  •
  executing a subsequent proxy and submitting the new proxy to the Secretary of Corpus Christi at the address set forth above; or

  •
  appearing in person at the special meeting and revoking your proxy by notifying Corpus Christi's inspector of elections and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        Any shareholder who holds shares of Corpus Christi common stock bound by an Agreement and Irrevocable Proxy need take no further action with respect to the voting of those shares bound by such agreement. The holder of the proxy will vote all of the shares bound by such agreement in favor of the merger agreement and the merger.

Solicitation of Proxies; Expenses

        Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Corpus Christi, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Corpus Christi common stock held of record by such persons, and Corpus Christi may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, will be paid by the party to the merger agreement incurring the expense.

        The matters to be considered at the special meeting are of great importance to Corpus Christi and the shareholders of Corpus Christi. Accordingly, holders of Corpus Christi common stock are urged to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope.

        You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

THE MERGER

        This section of the proxy statement describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents that we refer to for more detailed information regarding the merger. In addition, Texas Regional incorporates by reference into this proxy statement important business and financial information. You may obtain the information incorporated by reference into this proxy statement by following the instructions in the section entitled "Where You Can Find Additional Information" that begins on page 39.

General

        The merger agreement provides for the merger of Corpus Christi with and into Texas Regional Delaware, Inc., a wholly-owned subsidiary of Texas Regional. Texas Regional Delaware will be the surviving entity in the merger and the separate existence of Corpus Christi will cease. After the effective time of the merger, the officers and directors of Texas Regional Delaware will continue as the officers and directors of the surviving entity.

        The merger agreement provides that each share of Corpus Christi common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into and represent the right to receive shares of Texas Regional common stock, without interest, upon surrender of the certificate representing the Corpus Christi common stock.

        As consideration for the merger, Texas Regional will issue to the holders of the shares of Corpus Christi common stock 37,146 shares of the common stock of Texas Regional, subject to adjustment as described below.

        On the record date, 208,684 shares of Corpus Christi common stock were issued and outstanding. Of this number, 67,174 shares are held by Texas Regional or a subsidiary of Texas Regional and 141,510 shares are held by shareholders that are not affiliated with Texas Regional. If all conditions at closing are satisfied and there is no adjustment in the merger consideration, each shareholder of Corpus Christi (except for Texas Regional or its subsidiaries and except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive immediately following closing (and following receipt of the properly completed transmittal materials) 0.2625 shares of Texas Regional common stock for each share of Corpus Christi common stock they own. The ratio may be adjusted as follows:

  •
  Texas Regional may decrease the number of shares available for exchange if the net worth of Corpus Christi, after adjustments specified in the merger agreement, is less than $2,600,000 at the time of the merger.

  •
  Texas Regional may decrease the number of shares issued in the merger if Corpus Christi's expenses related to termination of data processing contracts, automated teller machine service contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements and other services contracts exceed $100,000.

        Texas Regional will not issue fractional shares of Texas Regional common stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share in an amount equal to the product of $30.30 multiplied by such fraction of a share.

        The merger will be effected as soon as practicable following the satisfaction or waiver of all conditions to the consummation of the merger. At the effective time of the merger, by operation of law, all holders of Corpus Christi common stock will cease to be shareholders of Corpus Christi. All shareholders of Corpus Christi as of the record date (other than those shareholders who perfect their dissenters' rights) will become owners of Texas Regional common stock. After the effective time of the merger, all certificates for Corpus Christi common stock (other than those held by shareholders who perfect their dissenters' rights) will represent the right to receive Texas Regional common stock pursuant to the merger agreement, but otherwise will be null and void after the effective time of the merger. After the effective time of the merger, all certificates for Corpus Christi common stock held by shareholders who perfect their dissenters' rights will represent the right to receive cash pursuant to the exercise of their dissenters' rights, but otherwise will also be null and void after the effective time of the merger.

Background of the Merger

        Texas Regional was familiar with Corpus Christi because of existing loan relationships by Texas State Bank. One of these loans is to Corpus Christi Bancshares, Inc., and is presently outstanding as a performing loan. In June 2002, Glen E. Roney, the Chairman and Chief Executive Officer of Texas Regional, contacted Michael D. Noguiera, then President of Corpus Christi to explore a possible acquisition by Texas Regional of Corpus Christi. At Mr. Roney's request, Corpus Christi forwarded requested financial and business information to Texas Regional. Shortly thereafter, Mr. Roney transmitted Texas Regional's initial offer letter to Corpus Christi offering Texas Regional common stock to the shareholders of Corpus Christi.

        Corpus Christi's board, during a meeting on July 11, 2002, approved negotiation of the Letter of Intent and, in the event of the successful negotiation of the letter of intent, directed Mr. Paulson to negotiate a definitive agreement and instructed Corpus Christi's outside counsel to assist in the preparation of the definitive agreement. On July 19, 2002, the parties executed a letter of intent. During the following weeks, both parties continued to conduct due diligence. Texas Regional's outside counsel delivered a draft definitive agreement and the parties proceeded to negotiate the terms of the agreement.

        On September 12, 2002, the board of directors of Corpus Christi, determined the merger to be in the best interests of Corpus Christi and its shareholders and approved the terms of the Agreement and Plan of Reorganization and recommended approval by Corpus Christi's shareholders of the merger and the Agreement and Plan of Reorganization. Effective as of October 10, 2002, Mr. Paulson executed the Agreement and Plan of Reorganization on behalf of Corpus Christi.

Corpus Christi's Reasons for the Merger

        The Corpus Christi board of directors has concluded that Corpus Christi's competitive position and value of its stock is best enhanced through the merger with Texas Regional. Corpus Christi's board believes that Corpus Christi shareholders will receive a marketable equity interest in a larger financial institution with attractive growth opportunities.

Recommendation of the Corpus Christi Board of Directors

        After careful consideration, Corpus Christi's board of directors unanimously determined the merger to be fair to you and in your best interests. Accordingly, Corpus Christi's board of directors unanimously approved the merger agreement and unanimously recommends that the Corpus Christi shareholders vote "FOR" adoption of the merger agreement.

        In considering the recommendation of the Corpus Christi board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Corpus Christi have interests in the merger that are different from, or in addition to the interest of Corpus Christi shareholders generally. Please see the section entitled "Interests of Related Persons in the Merger" on page 17 of this proxy statement.

Texas Regional's Reasons for the Merger

        Texas Regional's board of directors considered the following factors in helping to make its determination to vote in favor of the merger agreement and the merger:

  •
  The acquisition of Corpus Christi gives Texas Regional a presence in both Corpus Christi and Bishop, neither of which currently has a branch of Texas State Bank. As a result, the merger will bring branches of Texas State Bank to two new communities in South Texas.

  •
  The markets served, or which could be served, by Corpus Christi represent attractive potential due to their locations in market areas not presently served by Texas State Bank.

  •
  Management believes that the transaction is accretive to Texas Regional earnings during the initial year.

        The aggregate amount to be paid to holders of Corpus Christi shares resulted from negotiations which considered the historical earnings and dividends of Texas Regional and Corpus Christi, the earnings potential and deposit base of Corpus Christi, potential growth in the Corpus Christi market, Corpus Christi's asset quality and the effect of the merger on the shareholders, customers and employees of Texas Regional and Corpus Christi.

Interests of Related Persons in the Merger

        Certain executive officers of Corpus Christi have interests in the merger that may be different from your interests. By way of example, executive officers of Corpus Christi have the possibility of continued employment with a much larger organization, which may provide employee benefits and compensation packages not provided by Corpus Christi. In addition, a number of the directors of Corpus Christi have made loans to Corpus Christi and have guaranteed the loan made to Corpus Christi by Texas State Bank. Texas Regional has indicated in its regulatory applications that Texas Regional anticipates paying the Corpus Christi director loans, and paying or otherwise discharging the Texas State Bank loan, following completion of the merger transaction.

Completion and Effectiveness of Merger

        The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including adoption of the merger agreement by the shareholders of Corpus Christi and receipt of all required banking and other regulatory approvals. The merger will become effective upon the filing of a certificate of merger in the State of Delaware and the filing of articles of merger in the State of Texas.

        Corpus Christi and Texas Regional expect to complete the merger as quickly as possible after Corpus Christi's special meeting, during the first quarter of 2003, or in any event no later than February 28, 2003.

Structure of the Merger and Conversion of Corpus Christi Common Stock

        Corpus Christi will be merged with and into Texas Regional Delaware, a Delaware corporation, and the separate corporate existence of Corpus Christi will cease. Texas Regional Delaware, a wholly-owned subsidiary of Texas Regional, will survive the merger.

        Upon completion of the merger, and assuming no adjustment in the aggregate merger consideration, each outstanding share of Corpus Christi common stock will be automatically converted into the right to receive 0.2625 fully paid and nonassessable shares of Texas Regional common stock.

        No certificate representing fractional shares of Texas Regional common stock will be issued in connection with the merger. Instead, you will receive cash, without interest, in lieu of a fraction of a share of Texas Regional common stock in an amount equal to the product of $30.30 multiplied by the fraction of a share of Texas Regional common stock that would otherwise have been issued.

Exchange of Corpus Christi Stock Certificates for Texas Regional Stock Certificates

        Texas Regional anticipates that, promptly after approval of the merger by the Corpus Christi shareholders and by applicable regulatory authorities, transmittal forms will be sent to each shareholder of Corpus Christi for use in forwarding his, her or its certificates for shares of common stock of Corpus Christi to Texas Regional. For each share surrendered, Texas Regional's transfer agent and registrar will deliver or forward to the former Corpus Christi shareholder 0.2625 shares of Texas Regional common stock representing the shares to be delivered at closing, unless adjusted as provided in the merger agreement. Because no fractional shares will be issued, any shareholder who would otherwise be entitled to a fractional share of Texas Regional common stock will receive cash in lieu of such fractional share, equal to the product of $30.30 multiplied by such fraction of a share.

        Until certificates representing common stock of Corpus Christi are surrendered, Texas Regional will set aside shares for making the deliveries, but any dividends or other amounts payable to shareholders who surrender their share certificates after the effective time of the merger will not be payable until surrender of the shareholder's share certificate, nor will any amounts bear interest attributable to periods either before or after the effective time of the merger.

        After the effective date of the merger, the Corpus Christi share certificates that theretofore represented ownership of the common stock of Corpus Christi will be converted automatically into the right to receive shares of Texas Regional common stock (except for shares held by Texas Regional or any subsidiary, whose shares shall be cancelled, and shares held by those Corpus Christi shareholders who perfect their dissenters' rights, for whom the share certificate shall represent the right to receive the appraised value of their shares). No dividends on Corpus Christi common stock will accrue with respect to such shares as are held by any shareholder after the effective date of the merger.

Shareholders of Corpus Christi should not send in their certificates until they receive transmittal materials.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that are applicable to Corpus Christi shareholders other than Texas Regional or any of its subsidiaries as a shareholder. The discussion is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this proxy statement and all of which are subject to change, including changes with retroactive effect. This discussion does not address any state, local or foreign tax consequences of the merger.

        The tax treatment of a shareholder may vary depending upon the shareholder's particular situation, and certain shareholders (including individuals who purchased their shares of Corpus Christi common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens or residents of the United States, and persons who hold Corpus Christi common stock as part of a hedge, straddle or conversion transaction) may be subject to special tax rules not discussed below. The following discussion assumes that Corpus Christi common stock will be held as a capital asset at the effective time of the merger.

        Tax Opinion Regarding the Merger.    Neither Texas Regional nor Corpus Christi has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Texas Regional has received an opinion from KPMG LLP that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Corpus Christi shareholders will not recognize gain or loss for U.S. federal income tax purposes to the extent they receive Texas Regional common stock solely in exchange for their Corpus Christi common stock.

        Corpus Christi shareholders should be aware that the opinion is not binding on the Internal Revenue Service or the courts. The tax opinion will be based upon specific facts, representations and assumptions included or referred to in the opinion and the continued accuracy and completeness of specific representations made by Texas Regional, Texas Regional Delaware and Corpus Christi, including representations in certificates to be delivered to counsel by the management of each of Texas Regional, Texas Regional Delaware and Corpus Christi which, if incorrect in material respects, would jeopardize the conclusions reached by counsel in its opinion.

        The following discussion assumes that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

        Treatment of Holders of Corpus Christi Common Stock.    Subject to the discussion below regarding fractional shares of Texas Regional common stock, each Corpus Christi shareholder who receives solely Texas Regional common stock in the merger will not recognize any gain or loss as a result of the receipt of Texas Regional common stock pursuant to the merger. Corpus Christi shareholders who exercise dissenters' rights and receive cash for their Corpus Christi common stock will be treated as having received a distribution in redemption of their shares which will result in these shareholders recognizing income for federal income tax purposes.

        The aggregate tax basis of Texas Regional common stock received in the merger will be equal to the aggregate tax basis of the Corpus Christi common stock surrendered in the exchange, decreased by any tax basis allocable to fractional shares exchanged for cash. The holding period of the Texas Regional common stock received will include the holding period of the Corpus Christi common stock surrendered in the exchange.

        Cash in Lieu of Fractional Shares.    Corpus Christi shareholders who receive cash instead of a fractional share of Texas Regional common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Texas Regional. These holders will generally recognize gain or loss equal to the difference between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be a capital gain or loss. The capital gain or loss will be long-term capital gain or loss if the Corpus Christi stock exchanged has been held for more than one year.

        The preceding summary is not intended to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, Corpus Christi shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

        Texas Regional anticipates accounting for the merger under the purchase method of accounting for financial reporting and for all other purposes. Under this accounting method, at the effective time of the merger, Corpus Christi's assets and liabilities will be adjusted to fair market value, and added to Texas Regional's consolidated balance sheet. Income and other financial statements of Texas Regional issued after consummation of the merger will reflect the consolidated operations of Corpus Christi and Texas Regional from the date of the merger.

Regulatory Approvals

        Consummation of the merger is subject to approval by Corpus Christi's shareholders, the receipt of required regulatory approvals from the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the satisfaction or waiver of other conditions as described in the merger agreement. In addition, the merger of First State Bank with and into Texas State Bank is subject to the approval of the Texas Department of Banking. It is expected that the Federal Reserve Board and the Texas Department of Banking will approve the transactions.

        A formal application under the Bank Holding Company Act of 1956 was sent to the Federal Reserve Board on November 14, 2002. Upon receipt of Federal Reserve Board approval (and provided that the Federal Reserve agrees to accelerate the applicable waiting period), the merger cannot be consummated until the expiration of 15 days following the date of approval, during which time the United States Department of Justice, pursuant to the Bank Holding Company Act of 1956, may bring an action to oppose the merger.

        In addition, applications for approval of the merger of First State Bank with and into Texas State Bank were also sent to the Federal Reserve Board and to the Texas Department of Banking on November 14, 2002.

Restrictions on Resales of Texas Regional Common Stock

        For Corpus Christi shareholders who are not "affiliates" of Corpus Christi, the Texas Regional common stock they receive in the merger may be freely traded following the merger.

        Although the shares of Texas Regional common stock to be issued in the proposed merger will have been registered under the Securities Act of 1933, as amended, any public reoffering or resale of such shares by any person who is an "affiliate" of Corpus Christi at the time such merger is submitted to a vote of the shareholders of Corpus Christi will require either:

  •
  the further registration under the Securities Act of the shares of Texas Regional common stock to be sold;

  •
  compliance with applicable provisions of Rules 144 and 145 promulgated under the Securities Act (permitting sales under certain circumstances); or

  •
  the availability of an exemption from such registration.

        The foregoing restrictions will apply to all "affiliates" of Corpus Christi and stop transfer instructions will be given to Texas Regional's transfer agent with respect to the shares of Texas Regional common stock received by them. An "affiliate" is defined for these purposes to include a "controlling person," which in this case would mean, generally, a principal shareholder or an executive officer or director of Corpus Christi and may include certain related parties.

        Generally, Rules 144 and 145 will permit an "affiliate" of Corpus Christi to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Texas Regional common stock or the average weekly trading volume of such stock reported through The Nasdaq Stock Market's National Market System during the four calendar weeks preceding such sale, provided that Texas Regional has filed required periodic reports with the Commission and such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates. Texas Regional common stock is traded on The Nasdaq Stock Market's National Market System. If a present affiliate of Corpus Christi ceases to be an affiliate for a period of at least three months, Rule 145 will permit that person to sell his or her Texas Regional securities, without limitation as to the amount of securities to be sold, after he or she has been the beneficial owner of the Texas Regional securities for at least two years as determined in accordance with paragraph (d) of Rule 144.

Listing on The Nasdaq National Market System of Stock to be Issued in the Merger

        Texas Regional will use commercially reasonable efforts to have the shares of Texas Regional common stock issuable in the merger included for quotation on The Nasdaq Stock Market's National Market System, subject to official notice of issuance before the completion of the merger.

Dissenters' Rights of Appraisal

        By following the specific procedures set forth in the Texas Business Corporation Act, Corpus Christi shareholders have a statutory right to dissent from the merger. If the merger is approved and consummated, any Corpus Christi shareholder who properly perfects his, her or its dissenters' rights will be entitled, upon completion of the merger, to receive an amount of cash equal to the fair value of his, her or its shares of Corpus Christi common stock rather than receiving the consideration in the merger agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and this summary is qualified by reference to the applicable provisions of the Texas Business Corporation Act, which are reproduced in full in Appendix C to this proxy statement. A shareholder must complete each step in the precise order prescribed by the statute to perfect his, her or its dissenters' rights of appraisal.

        Any shareholder who desires to dissent from the merger must file a written objection to the merger with Corpus Christi prior to the meeting at which the vote on the merger shall be taken, stating that the shareholder will exercise his, her or its right to dissent if the merger is effective and giving the shareholder's address to which notice of the completion of the merger shall be sent. A vote against the merger is not sufficient to perfect a shareholder's dissenters' rights of appraisal. If the merger is effected, each shareholder who sent notice to Corpus Christi as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger. Any person who perfects his or her dissenters' rights is sometimes referred to as a dissenting shareholder. Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

        Texas Regional Delaware, as the survivor in the merger, will be liable for discharging the rights of dissenting shareholders and shall, within 10 days of the effective time of the merger, notify the dissenting shareholders in writing that the merger has been effected. Each dissenting shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Texas Regional Delaware at 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, for payment of the fair value of the dissenting shareholder's shares as estimated by the dissenting shareholder. Such demand shall state the number and class of shares owned by the dissenting shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the date of the shareholder meeting at which the merger was approved, excluding any appreciation or depreciation in anticipation of the merger. Dissenting shareholders who failed to make a written demand within the 10 day period will be bound by the merger and lose their rights to dissent. Within 20 days after making a demand, the dissenting shareholder shall submit certificates representing his, her or its shares of Corpus Christi common stock to Texas Regional for notation thereon that such demand has been made. Dissenting shareholders who fail to submit their certificates within such 20 day period will be bound by the merger and lose their rights to dissent.

        Within 20 days after receipt of a dissenting shareholder's demand letter as described above, Texas Regional Delaware shall deliver or mail to the dissenting shareholder written notice either:

          (1)  stating that Texas Regional Delaware accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the effective time of the merger upon surrender of the certificates of Corpus Christi common stock duly endorsed by the dissenting shareholder, or

          (2)  containing Texas Regional Delaware's written estimate of the fair value of the shares of Corpus Christi common stock together with an offer to pay such amount within 90 days after the effective time of the merger if Texas Regional Delaware receives notice, within 60 days after the effective time of the merger, stating that the dissenting shareholder agrees to accept that amount and surrenders the relevant certificates of Corpus Christi common stock duly endorsed by the dissenting shareholder.

        In either case, the dissenting shareholder shall cease to have any ownership interest in Corpus Christi or Texas Regional following payment of the agreed value.

        If the dissenting shareholder and Texas Regional cannot agree on the fair value of the shares within 60 days after the effective time of the merger, the dissenting shareholder or Texas Regional may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction requesting a finding and determination of the fair value of the dissenting shareholder's shares. If no petition is filed within the appropriate time period, then all dissenting shareholders who have not reached an agreement with Texas Regional Delaware on the value of their shares shall be bound by the merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and have become entitled to the valuation of, and payment for, their Corpus Christi shares, and shall appoint one or more qualified appraisers to determine the value of the Corpus Christi shares in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Corpus Christi common stock, which judgment shall be binding on Texas Regional Delaware and on all dissenting shareholders receiving notice of the hearing. The court shall direct Texas Regional Delaware to pay such amount, together with interest thereon, beginning 91 days after the effective time of the merger to the date of judgment, to the dissenting shareholders entitled thereto. The judgment shall be payable upon the surrender to Texas Regional Delaware of certificates representing shares of Corpus Christi common stock duly endorsed by the dissenting shareholders. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in Texas Regional, Texas Regional Delaware, Corpus Christi or the Corpus Christi common stock. All court costs and fees of the appraiser shall be allotted between the parties in a manner that the court determines is fair.

        Any dissenting shareholder who has made a written demand on Texas Regional Delaware for payment of the fair value of his, her or its Corpus Christi common stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, a dissenting shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his, her or its shares or money damages to the shareholder with respect to the merger.

        Any dissenting shareholder who has made a written demand on Texas Regional Delaware for payment of the fair value of his, her or its Corpus Christi common stock may withdraw such demand at any time before payment for his, her or its shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a dissenting shareholder withdraws his, her or its demand or if the dissenting shareholder is otherwise unsuccessful in asserting his, her or its dissenters' rights of appraisal, such dissenting shareholder shall be bound by the merger and such shareholder's status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

        It is a condition to Texas Regional's obligations under the merger agreement that Corpus Christi shareholders owning not more than 5% of the outstanding shares of Corpus Christi common stock shall have demanded or be entitled to demand payment of the fair value of the shares as dissenting shareholders. Texas Regional may terminate the merger agreement if this condition is not met.

  Income tax consequences

        See "The Merger-Material United States Federal Income Tax Consequences of the Merger" on page 18 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

The Merger Agreement

        The following describes the material terms of the merger agreement. The complete text of the merger agreement is attached as Appendix A to this proxy statement and incorporated by reference into this document. We urge you to read the full text of the merger agreement.

        Representations and warranties.    Corpus Christi and Texas Regional each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

        The representations given by Corpus Christi cover the following topics, among others, as they relate to Corpus Christi and its subsidiaries:

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  corporate organization and qualification to do business;

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  capitalization;

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  subsidiaries;

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  authorization of the merger agreement by Corpus Christi, the required vote of its shareholders and other required consents;

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  financial statements and regulatory reports;

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  liabilities;

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  tax matters;

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  allowance for loan losses;

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  regulatory matters;

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  title to assets owned;

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  compliance with applicable laws;

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  employee benefit plans;

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  material contracts and information relating to any defaults;

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  legal proceedings;

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  the absence of specified changes or events;

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  insurance;

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  the absence of adverse agreements or judgments;

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  labor and other matters related to employees;

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  transactions with officers, directors, and other persons affiliated with Corpus Christi;

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  stock of affiliated corporations;

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  environmental matters;

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  information regarding loans;

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  compliance with applicable fiduciary responsibilities;

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  corporate action taken by Corpus Christi with respect to the merger;

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  indebtedness;

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  brokers;

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  information supplied by Corpus Christi in connection with the proxy statement and the registration statement of which it forms a part; and

  •
  the accuracy of representations and warranties.

        The representations given by Texas Regional cover the following topics, among others, as they relate to Texas Regional and its subsidiaries:

  •
  corporate organization and qualification to do business;

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  subsidiaries;

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  Texas Regional's capitalization;

  •
  authorization of the merger agreement by Texas Regional;

  •
  financial statements;

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  Texas Regional's filings and reports with the Commission;

  •
  regulatory matters;

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  legal proceedings;

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  tax matters;

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  compliance with applicable laws;

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  the absence of specified changes or events;

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  information supplied by Texas Regional in this proxy statement and the related registration statement of which it forms a part filed by Texas Regional; and

  •
  brokers.

The representations and warranties contained in the merger agreement are not easily summarized. You are urged to carefully read the respective articles of the merger agreement setting forth the representations and warranties of Texas Regional and Corpus Christi. A copy of the merger agreement is attached hereto as Appendix A.

        Corpus Christi's conduct of business before completion of the merger.    The merger agreement includes specific provisions related to the conduct of Corpus Christi's business pending the completion of the merger. Among other things, Corpus Christi agreed that until completion of the merger it will, and will cause each of its subsidiaries, to:

  •
  operate and conduct their business in accordance with prudent banking practices and in substantially the same manner as conducted during the 18 months prior to the date of the merger agreement;

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  preserve intact their assets and current business organizations;

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  use its best efforts to retain present officers and employees and maintain their relationships with customers;

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  maintain their present insurance coverage;

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  comply with all material contractual obligations;

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  maintain their properties and assets in good repair;

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  not make or commit to make any capital expenditure outside the ordinary course of business or in excess of $10,000 in the aggregate;

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  use its best efforts to comply with all applicable laws and regulations and file all required regulatory reports;

  •
  maintain their books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles, and maintain balances of loan loss reserves as provided in the merger agreement;

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  not issue or sell any additional shares of their stock or securities convertible into shares of their stock;

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  not hire any new personnel, or change the duties, job classifications or compensation of any personnel, without the prior written consent of Texas Regional;

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  not declare or pay any dividend or make any stock split or purchase any of their shares of stock, except for specified intracompany dividends;

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  not issue commitments for the future funding of loans at a fixed rate other than the prevailing market at the date of funding;

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  fully perform their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness;

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  accrue as an expense a provision for loan losses that will cause the loan loss reserve of First State Bank to be adequate in all respects to provide for all actual and reasonably anticipated losses on loans outstanding;

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  not make a fully collateralized loan, nor commit to make a fully collateralized loan, in excess of $500,000 to any one borrower or in any one transaction or series of related transactions without the prior approval of Texas Regional, or make any other loan, nor commit to make any other loan, in excess of $50,000 to any one borrower or in any one transaction or series of related transactions without the prior consent of Texas Regional;

  •
  not acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities with maturities of greater than three years from the date of the investment, unless the investment has been mutually approved by Texas Regional and Corpus Christi; and

  •
  terminate all existing data processing contracts (including item processing service contracts) and automated teller machine system contracts.

        Corpus Christi also agreed that until the completion of the merger, Corpus Christi will, unless it otherwise receives the written consent of Texas Regional, conduct its business in compliance with other specific restrictions, including those relating to the following:

  •
  incurring indebtedness or significant expenses, with specified exceptions;

  •
  the sale or disposal of property or assets;

  •
  employee benefit plans and compensation; and

  •
  amendment to Corpus Christi's articles of incorporation and bylaws.

        Prior to closing, Corpus Christi shall acquire extended reporting period coverage (sometimes referred to as "tail coverage") for Corpus Christi's directors' and officers' insurance policy that is in effect as of the date of the merger agreement, or other continuation of such coverage, that covers a period of two (2) years following closing.

        The agreements related to the conduct of Corpus Christi's business in the merger agreement are not easily summarized. You are urged to carefully read the pertinent provisions of the merger agreement, a copy of which is attached hereto as Appendix A.

        Additional covenants and agreements.    Each of Corpus Christi and Texas Regional has agreed to cooperate with each other and to use their best efforts to take all actions, fulfill all conditions and obligations and do all things necessary under the merger agreement to complete the merger. In addition to the representations, warranties and covenants referenced above, Corpus Christi and Texas Regional have, as applicable, agreed as follows:

  •
  each party will provide access to the other for purposes of conducting due diligence, and each has agreed to maintain the confidentiality of the other's nonpublic business information as described in the merger agreement;

  •
  each party will cooperate with the other in connection with the preparation and filing of the registration statement of which this proxy statement is a part and Texas Regional will further use its best efforts to have the registration statement declared effective as promptly as practicable;

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  Corpus Christi has agreed to hold a special meeting of its shareholders for purposes of adopting the merger agreement and approving the merger;

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  Corpus Christi has agreed to supply Texas Regional with information regarding real property owned or operated by Corpus Christi, including any environmental tests or surveys made of such properties, and has agreed to cooperate with Texas Regional's reasonable requests related to site assessment or site review related to any environmental matter;

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  Texas Regional may conduct tests of real property used in connection with the business of Corpus Christi and its subsidiaries in order to identify environmental hazards on such property;

  •
  Texas Regional has agreed to file, as promptly as practicable, all regulatory applications required in order to consummate the merger;

  •
  Corpus Christi has agreed to terminate, prior to the completion of the merger, any existing employment contracts and employee benefit plans, except as specifically approved for continuation by Texas Regional;

  •
  Texas Regional has agreed to file any application or notification required to notify The Nasdaq Stock Market's National Market System of the issuance of Texas Regional common stock pursuant to the merger agreement; and

  •
  Texas Regional has agreed to provide employee benefits to the employees of Corpus Christi on terms and conditions which are substantially similar to those provided by Texas Regional and its subsidiaries to their similarly situated employees.

        Conditions to completion of the merger.    The obligations of Texas Regional and Corpus Christi to complete the merger and the other transactions contemplated by the merger agreement are dependent on the satisfaction or waiver of the following conditions:

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  Corpus Christi's shareholders have approved and adopted the merger agreement and the merger;

  •
  the merger has been approved, as applicable, by the Federal Reserve Board, the Texas Department of Banking, the FDIC, or other regulatory authorities whose approval is required for the merger and such approvals may not be contested by any governmental authority or any other third party by formal proceeding;

  •
  the absence of any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency which might prohibit the consummation of the merger;

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  the registration statement to register the shares of Texas Regional common stock to be issued in the merger has been declared effective and no stop order suspending the effectiveness of the registration statement is in effect; and

  •
  the shares of Texas Regional common stock to be issued pursuant to the merger to the shareholders of Corpus Christi have been approved for listing on The Nasdaq Stock Market's National Market System.

        Texas Regional's obligations to complete the merger and other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

  •
  Corpus Christi's representations and warranties are true and correct in all material respects as of the date the merger is completed except to the extent any such representations or warranties are made as of a specified date;

  •
  Corpus Christi has performed or complied in all material respects with all of its obligations required to be performed by it under the merger agreement;

  •
  no event or events has occurred after the signing of the merger agreement which have caused, or which would reasonably be expected to cause, a material adverse change in the condition of Corpus Christi and any of its subsidiaries, taken as a whole;

  •
  holders of not more than five percent of the issued and outstanding shares of Corpus Christi have exercised dissenters' rights with respect to the merger;

  •
  Texas Regional has received an opinion of Corpus Christi's counsel, with respect to:

  •
  the valid existence and good standing of Corpus Christi and its subsidiaries;

  •
  the capital stock of Corpus Christi and its subsidiaries;

  •
  the approval of the merger by all requisite corporate action;

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  the merger not violating or constituting a breach under any agreement binding on Corpus Christi; and

  •
  the validity of the merger under the articles of incorporation and bylaws of Corpus Christi and its subsidiaries.

  •
  Texas Regional has received all necessary consents, approvals and estoppel certificates and other assurances, from any party to an agreement with Corpus Christi or any of its subsidiaries, or by which Corpus Christi or any of its subsidiaries is bound as a result of any legal requirement;

  •
  the net worth of Corpus Christi is not less than $2,600,000, calculated and subject to adjustment as described in the merger agreement, after accounting for the after-tax effect of any costs incurred by Corpus Christi and its subsidiaries contemplated by the merger agreement or incurred in anticipation of the consummation of the transactions described in the merger agreement;

  •
  the net worth of First State Bank is not less than $4,200,000, calculated and subject to adjustment as described in the merger agreement, after accounting for the after-tax effect of any costs incurred by First State Bank contemplated by the merger agreement or incurred in anticipation of the consummation of the transactions described in the merger agreement;

  •
  Texas Regional has received financial statements as of the month the merger is completed, of Corpus Christi and First State Bank prepared in accordance with the merger agreement, reflecting no changes in the condition of Corpus Christi and First State Bank that would constitute a material adverse effect on the condition of Corpus Christi and its subsidiaries, taken as a whole;

  •
  Corpus Christi has not paid any dividends or made any distributions in respect of its capital stock prior to the closing date;

  •
  Texas Regional has received an opinion from its tax advisor that the merger will constitute a "tax-free reorganization" under the Internal Revenue Code; and

  •
  Corpus Christi and its subsidiaries have terminated all data processing and automated teller machine contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements, and other services contracts prior to or simultaneously with the closing date.

        Corpus Christi's obligations to complete the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

  •
  Texas Regional's representations and warranties are true and correct in all material respects as of the date of the merger except to the extent any such representations or warranties are made as of a specified date; and

  •
  Texas Regional and Texas Regional Delaware performed or complied, in all material respects, with all of their respective obligations required to be performed by each under the merger agreement.

        Termination of the merger agreement.    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Corpus Christi shareholders:

  •
  by mutual consent of the boards of directors of Corpus Christi and Texas Regional;

  •
  by either of the boards of directors of Corpus Christi or Texas Regional, if:

  •
  the Federal Reserve Board, the FDIC or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or has approved the merger subject to conditions that are unacceptable to Texas Regional;

  •
  the merger is not completed by February 28, 2003; or

  •
  the merger agreement fails to receive the requisite vote for approval by the shareholders of Corpus Christi at the Corpus Christi special meeting; or

  •
  by the board of directors of Texas Regional, if during the course of its continuing due diligence review prior to the closing date, Texas Regional in good faith determines that additional facts, events or circumstances that come to its attention will have a material adverse effect on the condition of Corpus Christi and its subsidiaries, taken as a whole; or

  •
  by the board of directors of Corpus Christi, if during the course of its continuing due diligence review prior to the closing date, Corpus Christi in good faith determines that additional facts, events or circumstances that come to its attention will have a material adverse effect on the condition of Texas Regional and its subsidiaries, taken as a whole, and Corpus Christi has reimbursed Texas Regional for up to $100,000 in expenses related to the proposed mergers.

Management After the Merger

        Neither the board of directors nor the executive officers of Texas Regional will change as a result of the merger. Information about Texas Regional's directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the company, can be found in Texas Regional's proxy statement for the 2002 annual meeting of shareholders and annual report on Form 10-K for the fiscal year ended December 31, 2001, both of which are filed with the Commission and incorporated by reference into this proxy statement. For more details about how you can obtain copies of Texas Regional's annual meeting proxy statement and Form 10-K, see "Where You Can Find Additional Information" on page 39.

INFORMATION ABOUT CORPUS CHRISTI

General

        Corpus Christi is a bank holding company headquartered in Corpus Christi, Texas, which derives substantially all of its income from the operation of its wholly-owned bank subsidiary, First State Bank. Corpus Christi was formed in 1999 as a bank holding company for the Bank, which was chartered as First State Bank of Bishop in 1912. As of September 30, 2002, Corpus Christi had consolidated total assets of $36.2 million, loans (net of allowance for loan losses) of $18.7 million, total deposits of $31.6 million and total stockholders' equity of $2.7 million.

        First State Bank operates out of two banking offices, the main bank at 203 East Main, Bishop, Texas, and a branch office at 555 North Carancahua, Suite 100, Corpus Christi, Texas. The majority of First State Bank's activity is retail in nature and involves primarily the providing of banking services to individuals and businesses located in reasonable proximity to its banking offices.

Facilities

        Corpus Christi conducts business at First State Bank's main banking facility located at 203 East Main, Bishop, Texas, and through the branch bank at 555 North Carancahua, Suite 100 in Corpus Christi. The main bank facility has approximately 4,500 square feet of space, and additional adjacent and nearby facilities. Property held by Corpus Christi and its subsidiary in Bishop includes the main bank building, a drive-in facility and two non-adjacent lots. Corpus Christi also conducts business at a leased branch banking facility located at 555 North Carancahua, Suite 100 in Corpus Christi. The branch facility has approximately 7,500 square feet of space. The bank has facilities for one drive through lane at its main bank and two drive through lanes at its branch facility.

Competition

        The banking business is highly competitive, and Corpus Christi's profitability depends principally on its ability to compete in the greater Corpus Christi market. Corpus Christi competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including certain governmental organizations which may offer more favorable financing than Corpus Christi.

Employees

        As of September 30, 2002, Corpus Christi had 22 full-time employees, 8 of whom were officers of First State Bank. Corpus Christi provides medical, dental, life and hospitalization insurance to its full-time employees, and also provides its employees with access to an employee stock ownership plan with 401(k) provisions. Corpus Christi considers its relations with its employees to be excellent. Neither Corpus Christi nor First State Bank is a party to any collective bargaining agreement.

Legal Proceedings

        Corpus Christi and First State Bank from time to time are parties to or otherwise involved in legal proceedings arising in the normal course of business. Corpus Christi does not believe that there is any pending or threatened proceeding against Corpus Christi or First State Bank which, if determined adversely, would have a material effect on the business, results of operations or financial position of Corpus Christi or First State Bank.

DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK

        Texas Regional is authorized to issue common stock and preferred stock. A total of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock are authorized. As of the date of this proxy statement, 26,638,153 shares of Texas Regional common stock are issued and outstanding, and no preferred shares are issued or outstanding.

        Texas Regional shareholders do not have preemptive rights for the acquisition of additional Texas Regional shares. Each holder of Texas Regional common stock is entitled to one vote for each share held on all matters submitted to common shareholders, including election of directors; however, the holders of Texas Regional common stock do not have cumulative voting rights in the election of directors. The Texas Regional share certificates issued to Corpus Christi shareholders in connection with the merger will bear legends describing the fact that the Texas Regional Articles of Incorporation, as amended, deny preemptive rights and do not allow cumulative voting in the election of directors.

        Texas Regional presently has several stock option plans, under the terms of which Texas Regional has granted options to purchase a total of 744,246 shares of its common stock to certain key employees for purchase, and pursuant to which Texas Regional could grant options to purchase a total of 86,530 additional shares of its common stock. Further issuance of shares of Texas Regional common stock after the effective time of the merger would have the effect of reducing the former Corpus Christi shareholders' proportionate interest in Texas Regional.

        Texas Regional has adopted for the benefit of its employees the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) provisions). As of September 30, 2002, a total of 957,119 shares of Texas Regional common stock was held for the benefit of Texas Regional employees pursuant to this plan. Upon consummation of the merger with Corpus Christi, it is anticipated that employees of Corpus Christi who become employees of Texas Regional and who otherwise qualify will become participants in this plan.

        Holders of Texas Regional common stock are entitled to dividends as and when declared by the Texas Regional board of directors out of legally available funds. Texas Regional has paid the following dividends on its common shares since January 1, 1998. The dividends declared per share were restated to retroactively give effect to the 10% stock dividend distributed by Texas Regional during January 2001 and the three-for-two stock split accounted for as a stock dividend distributed by Texas Regional to its shareholders in June 2002.

Applicable Time Period	Aggregate Dividends Declared	Dividends Declared Per Share
	(Dollars in Thousands)
January 1, 1998 to December 31, 1998	6,769	$0.285
January 1, 1999 to December 31, 1999	7,437	0.312
January 1, 2000 to December 31, 2000	8,541	0.355
January 1, 2001 to December 31, 2001	9,701	0.400
January 1, 2002 to , 2002	11,820	0.447

Texas Regional's board of directors intends to maintain its present policy of paying regular quarterly cash dividends. However, the declaration and amount of future dividends will depend on circumstances existing at the time, including Texas Regional's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Texas Regional's board of directors deems relevant.

        The principal asset and source of income for Texas Regional consists of its investment in Texas State Bank, which is a separate legal entity. Federal and state banking regulations applicable to Texas

Regional and Texas State Bank require minimum levels of capital which limits the amounts available for payment of dividends by Texas State Bank.

        All shares of Texas Regional common stock now outstanding are, and the shares of Texas Regional common stock to be issued in the merger will be, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

        In the event of liquidation, after payment of all creditors and after payment of the liquidation preference applicable to any then-outstanding series of preferred shares, the holders of Texas Regional common stock will be entitled to receive pro rata any assets remaining for distribution to shareholders.

        Texas Regional has the authority to issue up to 10,000,000 preferred shares, $1.00 par value per share, although no shares of preferred stock are presently outstanding. Texas Regional's board of directors has the authority to adopt resolutions establishing and designating one or more series of preferred shares, and to issue the preferred shares with such rights, privileges and limitations as the Board may deem appropriate, without approval of the holders of Texas Regional common stock. Upon issuance, the preferred shares may have dividend rights, liquidation preference or other rights superior to the holders of shares of Texas Regional common stock.

BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND
PRINCIPAL SHAREHOLDERS

Ownership of Corpus Christi Capital Stock

        The following table sets forth certain information regarding the beneficial ownership of Corpus Christi common stock as of the date of this proxy statement by (1) directors and executive officers of Corpus Christi, (2) each person who is known by Corpus Christi to own beneficially 5% or more of the Corpus Christi common stock and (3) all directors and executive officers as a group. Also included is the number of shares and percentage of Texas Regional common stock to be owned by such persons and by the directors and executive officers as a group upon the exchange of Corpus Christi common stock for Texas Regional common stock pursuant to the merger, assuming there are no dissenting shareholders. Unless otherwise indicated, based on information furnished by such shareholders, management of Corpus Christi believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same address as Corpus Christi's address.

Name	Position	Ownership of Corpus Christi Common Stock(1)	Percent of Corpus Christi Common Stock(2)	Pro Forma Amount of Texas Regional Common Stock		Pro Forma Percent of Texas Regional Common Stock(3)
Bernard A. Paulson	Director and Chairman of the Board	10,417	4.99	2,734		*
George Manassian	Director	12,500	5.99	3,281		*
James F. Moloney	Director	5,417	2.60	1,421		*
Orlando S. Leal	Director and President	0	0	0		*
Roy L. Clint	Director	0	0	0		*
Marion Luna Brem(4)		12,500	5.99	3,281		*
Hugo Berlanga(4)		20,000	9.58	5,250		*
Texas Regional Bancshares, Inc.		67,174	32.19	—	(5)	*
All Directors and Executive Officers as a Group (5 individuals)		28,334	13.58	7,436		*

*
Indicates ownership of less than 1.0%.

(1)
All amounts represent voting and beneficial ownership of the whole number of shares of Corpus Christi stock indicated.

(2)
The percentage of Corpus Christi common stock beneficially owned was calculated based on 208,684 shares of Corpus Christi common stock issued and outstanding.

(3)
The pro forma percentage of Texas Regional common stock beneficially owned was calculated based on 26,675,299 shares of Texas Regional common stock issued and outstanding and assumes the issuance of 0.2625 shares of Texas Regional common stock in exchange for each share of Corpus Christi common stock and also assumes the issuance of a total of 37,146 shares of Texas Regional common stock upon consummation of the merger and payment of cash in lieu of any fractional shares in connection with the merger.

(4)
Both Ms. Brem and Mr. Berlanga are former directors of Corpus Christi.

(5)
Corpus Christi shares held by Texas Regional at the time of closing will be cancelled upon consummation of the merger.

Ownership of Texas Regional Capital Stock

        Information concerning the ownership of Texas Regional capital stock by management and principal shareholders is contained in Texas Regional's proxy statement for the 2002 annual meeting of shareholders filed with the Commission on March 18, 2002, and is incorporated by reference into this proxy statement. See "Where You Can Find Additional Information" on page 39.

COMPARISON OF RIGHTS OF HOLDERS OF CORPUS CHRISTI COMMON STOCK
AND TEXAS REGIONAL COMMON STOCK

        Both Texas Regional and Corpus Christi are incorporated in the State of Texas as Texas business corporations. If the merger is completed, holders of Corpus Christi common stock will become holders of Texas Regional common stock and the rights of former Corpus Christi shareholders will be governed by Texas law and Texas Regional's articles of incorporation, as amended, and amended and restated bylaws. The rights of Corpus Christi shareholders under Corpus Christi's articles of incorporation and bylaws differ in limited respects from the rights of Texas Regional shareholders under Texas Regional's articles of incorporation, as amended, and amended and restated bylaws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the Texas Business Corporation Act (the "TBCA"). Copies of Texas Regional's articles of incorporation, as amended, and amended and restated bylaws are on file with the Commission. Copies of Corpus Christi's articles of incorporation and bylaws may be obtained from Corpus Christi's corporate secretary upon written request.

	Corpus Christi Shareholder Rights	Texas Regional Shareholder Rights
Corporate Governance:	The rights of Corpus Christi shareholders are currently governed by Texas law and the articles of incorporation and bylaws of Corpus Christi.	The rights of Texas Regional shareholders are currently governed by Texas law and the articles of incorporation, as amended, and the amended and restated bylaws of Texas Regional.

Upon consummation of the merger, the rights of Corpus Christi shareholders will be governed by Texas law and the articles of incorporation, as amended, and the amended and restated bylaws of Texas Regional.
Upon consummation of the merger, the rights of Texas Regional shareholders will remain governed by Texas law and the articles of incorporation, as amended, and the amended and restated bylaws of Texas Regional.
Authorized Capital Stock:	The authorized capital stock of Corpus Christi consists of 2,000,000 shares of common stock.	The authorized capital stock of Texas Regional consists of and will remain at 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.
Number of Directors:
Corpus Christi's bylaws provide that the authorized number of directors will be not less than 1 and not more than 25, as determined by the board of directors. Corpus Christi's board of directors currently consists of five directors.
Texas Regional's amended and restated bylaws state that the number of directors comprising the board of directors shall be not less than 5 but not more than 25, as determined by the board of directors at the time. Texas Regional's board of directors currently consists of 10 directors.

	Corpus Christi Shareholder Rights	Texas Regional Shareholder Rights
Shareholder Nomination of Directors and Other Shareholder Proposals:	Corpus Christi's bylaws contain no limitations regarding shareholder nominations of directors or other shareholder proposals.
Texas Regional's amended and restated bylaws do not include specific provisions for nomination of directors. The procedure utilized by Texas Regional for the 2003 annual meeting is anticipated to be as follows: The Nominating Committee will recommend to the Board of Directors a slate of directors for nomination. Upon approval by the Board, the proxy statement will be circulated soliciting votes for the slate as nominated. The company also permits nominations from the shareholders on the floor at the annual Texas Regional shareholder meeting.
Texas Regional specifies in its proxy statement each year the date by which shareholder proposals must be received to be considered at the next annual meeting of the shareholders.
Election of Directors:	Holders of Corpus Christi's common stock have exclusive voting power. Cumulative voting is not permitted. Holders of its common stock currently elect Corpus Christi's board of directors.
Texas Regional's articles of incorporation, as amended, provide that holders of its common stock have voting power for election of directors. Holders of preferred shares issued in the future may or may not be granted voting rights identical to those of holders of Texas Regional common stock. Cumulative voting is not permitted. Texas Regional shareholders do not have preemptive rights.
Classification of Board of Directors:	Corpus Christi's bylaws do not provide for the division of the board of directors into classes.	Texas Regional's amended and restated bylaws do not provide for the division of the board of directors into classes.

	Corpus Christi Shareholder Rights	Texas Regional Shareholder Rights
Removal of Directors:
	Under Corpus Christi's bylaws, any director may be removed, with or without cause, at any special or annual meeting of shareholders if notice of the intention to act in such matter is properly given and the meeting is otherwise duly called and held for such purpose by a vote of the holders of a majority of shares then entitled to vote for the election of directors. Removal of directors with or without cause may also be accomplished by unanimous written consent of the shareholders without a meeting.	Under Texas Regional's amended and restated bylaws, a director may be removed by the shareholders of Texas Regional at any time with or without cause.
Shareholder Action Without a Meeting:	Corpus Christi's bylaws and Texas law provide that action may be taken by the shareholders without a meeting if each shareholder entitled to vote signs a written consent to the action.
According Texas Regional's amended and restated bylaws, action may be taken by the shareholders without a meeting if each shareholder entitled to vote signs a written consent to the action and such consents are filed with Texas Regional's corporate secretary.
Special Meetings of Shareholders:
According to Corpus Christi's bylaws, Corpus Christi may call a special shareholders meeting for any purpose at the request of the president, the board of directors or the holders of not less than one-tenth of all shares entitled to vote at the meeting.
According to Texas Regional's amended and restated bylaws, special meetings of the shareholders may be called at any time by the president, by the board of directors, by the chairman of the board of directors, or by the holders of not less than one-tenth of all the outstanding shares of Texas Regional stock.
Amendment of Articles of Incorporation and Bylaws:	Under Texas law, Corpus Christi's articles of incorporation may be amended by the affirmative vote or written consent of at least two-thirds of the outstanding voting stock of Corpus Christi.	Under Texas law, Texas Regional's articles of incorporation may be amended by the affirmative vote of at least two-thirds of the outstanding voting stock of Texas Regional.

The power to alter, amend or repeal Corpus Christi's bylaws is vested in its board of directors (provided that notice of the proposed action is contained in the notice of the meeting), subject to repeal or change at any meeting of Corpus Christi's shareholders at which a quorum is present by majority vote (provided that notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting).
Under Texas law, the power to alter, amend or repeal Texas Regional's amended and restated bylaws is vested in its board of directors, subject to the power of the shareholders to alter, amend or repeal the bylaws, acting by the affirmative vote of the holders of at least 50% of the outstanding voting stock of Texas Regional.
Voting Stock:	The outstanding voting securities of Corpus Christi are the shares of Corpus Christi common stock. Holders of Corpus Christi common stock have one vote per share held by them.
Generally, the outstanding voting securities of Texas Regional are the shares of Texas Regional common stock. However, holders of shares of a series of preferred stock issued in the future may have the right to vote should the board of directors adopt resolutions to that effect. Holders of Texas Regional common stock have one vote per share held by them.

	Corpus Christi Shareholder Rights	Texas Regional Shareholder Rights
Authorization and Issuance of Additional Capital Stock:
	Corpus Christi's articles of incorporation deny preemptive rights. As a result, Corpus Christi's shareholders do not have preemptive rights to acquire newly issued shares of Corpus Christi's capital stock.	Texas Regional shareholders do not have preemptive rights to acquire newly issued shares of Texas Regional's capital stock.

Texas Regional's board of directors is authorized to issue 10,000,000 shares of preferred stock and can determine the class and rights attached to any share of preferred stock. The shares of preferred stock may be divided into and issued in series. The board of directors has the authority to establish series of unissued shares of preferred stock by fixing and determining the relative rights and preferences of the shares of any series so established. Texas Regional previously created a series of preferred stock for 63,000 shares. That series was eliminated by board resolution and the shares are now authorized but unissued shares of preferred stock, subject to being included by the board of directors in a future series of preferred stock as provided in the articles of incorporation, as amended. The voting, liquidation and dividend rights of holders of shares of common stock may be affected upon issuance of additional shares of preferred stock.
Liquidation Rights:	Holders of Corpus Christi common stock are treated equally in terms of liquidation rights.
Under Texas Regional's articles of incorporation, as amended, holders of Texas Regional common stock are treated equally in terms of liquidation rights, although shares of preferred stock issued in the future may have superior liquidation rights.

	Corpus Christi Shareholder Rights	Texas Regional Shareholder Rights
Conversion Rights:	Holders of Corpus Christi common stock are treated equally in terms of conversion rights.
Under Texas Regional's articles of incorporation, as amended, holders of Texas Regional common stock are treated equally in terms of conversion rights, although shares of preferred stock issued in the future may have conversion rights.
Redemption Rights:	Holders of Corpus Christi common stock are treated equally in terms of redemption rights.
Under Texas Regional's articles of incorporation, as amended, holders of Texas Regional common stock are treated equally in terms of redemption rights, although shares of preferred stock issued in the future may have redemption rights.
Dividend Rights:	Holders of Corpus Christi common stock are treated equally in terms of dividend rights.
Under Texas Regional's articles of incorporation, as amended, holders of Texas Regional common stock are treated equally in terms of dividend rights, although shares of preferred stock issued in the future may have special or preferential dividend rights.
Appraisal Rights:
Corpus Christi shareholders have dissent and appraisal rights under Articles 5.11, 5.12 and 5.13 of the TBCA. Under these provisions, shareholders of Corpus Christi may dissent from certain corporate actions proposed by Corpus Christi's management and receive the fair value of their shares of Corpus Christi common stock as of or immediately prior to the effective time of the proposed corporate action.
Because the approval of Texas Regional's shareholders is not required to complete the merger, they are not entitled to exercise their appraisal rights under the TBCA in connection with the merger. However, in connection with future transactions that may require a vote by Texas Regional's shareholders, the Texas Regional shareholders may, under specified circumstances, have dissent and appraisal rights under Articles 5.11, 5.12 and 5.13 of the TBCA.
Please read "The Merger-Dissenters' Rights of Appraisal" on page 21 for a more complete description of Corpus Christi shareholders' dissenters' rights of appraisal in connection with the merger.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS REGIONAL COMMON STOCK AND CORPUS CHRISTI COMMON STOCK

        Texas Regional common stock is quoted under the symbol "TRBS" on The Nasdaq Stock Market's National Market System.

        The following table sets forth for the periods indicated (1) the high and low sales prices for Texas Regional common stock reported through the consolidated trading system as published in The Wall Street Journal and (2) the dividends declared by Texas Regional per share of Texas Regional common stock. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/100th of one dollar and have been adjusted to reflect stock dividends declared by Texas Regional in December 2000 and distributed in January 2001, and the three-for-two stock split effected as a stock dividend declared and distributed during June 2002.

	Texas Regional Common Stock
			Texas Regional Common Stock Dividend Per Share
	High	Low
2000:
First Quarter	17.50	13.22	0.085
Second Quarter	17.54	14.93	0.085
Third Quarter	17.43	14.17	0.085
Fourth Quarter	23.50	15.95	0.100
2001:
First Quarter	25.15	18.63	0.100
Second Quarter	27.40	20.55	0.100
Third Quarter	26.85	21.57	0.100
Fourth Quarter	25.32	21.80	0.100
2002:
First Quarter	29.17	24.05	0.107
Second Quarter	34.97	29.49	0.110
Third Quarter	36.50	27.42	0.110
Fourth Quarter (through , 2002)			0.120

        On October 9, 2002, the last trading day immediately preceding the announcement of the proposed transaction, the last reported sale price for Texas Regional common stock was $31.21. On                        , 2002, the most recent date practicable preceding the date of this proxy statement, the last reported sale price of Texas Regional common stock as quoted on The Nasdaq Stock Market's National Market System was $            .

        There are certain limitations on the payment of dividends to Texas Regional by its banking subsidiary, Texas State Bank. As a Texas-chartered banking association, the amount of dividends that Texas State Bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Texas Department of Banking. Under applicable laws and regulations, at September 30, 2002, approximately $70.4 million was available for payment of dividends to Texas Regional by Texas State Bank.

        Corpus Christi common stock is not traded on any exchange, and there is no active public trading market for its stock. Transactions in Corpus Christi's common stock are infrequent and negotiated privately between persons involved in those transactions. The last sale of Corpus Christi's common stock of which Corpus Christi's management is aware occurred on April 17, 2001, when 5,000 shares were sold for an unknown price per share. Corpus Christi has never paid a cash dividend on its common stock and, until the merger is completed or the merger agreement is terminated, Corpus Christi is prohibited from making, declaring or paying any dividend on its capital stock without first obtaining Texas Regional's consent. Regardless of this restriction, Corpus Christi does not intend, consistent with past practice, to declare a dividend in the fourth quarter of 2002 or the first quarter of 2003.

EXPERTS

        The consolidated financial statements of Texas Regional Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The discussions included under the heading "Material United States Federal Income Tax Consequences of the Merger" were prepared for Texas Regional by KPMG LLP, independent accountants, and have been included herein upon the authority of said firm as experts in tax matters.

LEGAL MATTERS

        Rogers & Whitley, L.L.P. has rendered an opinion concerning the validity of the securities being offered pursuant to this proxy statement and certain other matters. Certain legal matters relating to the merger will be passed upon for Corpus Christi by The Kleberg Law Firm, A Professional Corporation.

INDEMNIFICATION

        Texas Regional's amended and restated bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Texas Regional has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, for the registration of the Texas Regional common stock proposed to be issued and exchanged in the merger. This proxy statement was filed as part of the registration statement.

        This proxy statement does not contain all of the information set forth in the registration statement, since certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Texas Regional, the Texas Regional common stock, and related matters, reference is made to the registration statement, including the exhibits filed as a part of the registration statement, which may be obtained from the Commission's web site, www.sec.gov, or which may be inspected at the public reference rooms of the Commission referred to below.

        Texas Regional is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files reports, proxy statements and other information with the Commission. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding Texas Regional and other issuers that file electronically with the Commission. The Commission's home page on the Internet is www.sec.gov. Texas Regional also provides information through its home page on the Internet at www.trbsinc.com.

        You may also read and copy any document Texas Regional files at the Commission's public reference rooms at the following locations:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, NY 10279	Chicago Regional Office CitiCorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661-2511

        Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

        All information contained in this document concerning Texas Regional and its subsidiaries, including Texas Regional Delaware and Texas State Bank, has been furnished by Texas Regional. All information contained in this document concerning Corpus Christi and its subsidiaries, including CCB Nevada, Inc., and First State Bank has been furnished by Corpus Christi.

INCORPORATION BY REFERENCE

        The following documents previously filed by Texas Regional with the Commission are incorporated herein by reference:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 000-14517);

  (2)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 (Commission File No. 000-14517);

  (3)
  Current Report on Form 8-K filed with the Commission on October 11, 2002 (Commission File No. 000-14517);

  (4)
  Proxy Statement dated March 18, 2002, relating to its annual meeting of shareholders held on April 22, 2002 (Commission File No. 000-14517); and

  (5)
  The description of the Texas Regional common stock contained in Form 10, as amended by subsequent filings with the Commission, including Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 000-14517).

        All documents filed by Texas Regional pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the meeting of the shareholders of Corpus Christi herein described, are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed incorporated in this proxy statement by reference, or contained in this proxy statement, shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this document or in any subsequently filed document which also is deemed to be incorporated in this document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement, except as modified or superseded.

        No person has been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by Texas Regional, Texas Regional Delaware, Texas State Bank, Corpus Christi, CCB Nevada, First State Bank, or their respective affiliates. This proxy statement does not constitute an offer to sell or exchange, or solicitation of an offer to sell or exchange, any securities other than the Texas Regional common stock offered hereby, nor does it constitute an offer to exchange or sell, or solicitation of an offer to exchange or sell, such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

        Neither the delivery of this proxy statement nor any distribution of securities made under this proxy statement shall under any circumstances create any implication that there has been no change in the affairs of Texas Regional, Texas Regional Delaware, Texas State Bank, Corpus Christi, CCB Nevada, First State Bank, or their respective affiliates since the date of this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (hereinafter called the "Agreement"), dated as of October 10, 2002, is executed by and between Texas Regional Bancshares, Inc., McAllen, Texas, a Texas corporation ("Texas Regional") and Corpus Christi Bancshares, Inc., a Texas corporation ("Corpus Christi Bancshares").

        Texas Regional operates a commercial banking business in Texas through its wholly owned subsidiary, Texas Regional Delaware, Inc., a Delaware corporation ("TRD") which owns all of the capital stock of Texas State Bank, a Texas state banking association ("Texas State Bank").

        Corpus Christi Bancshares operates a commercial banking business in Texas through its wholly owned subsidiary, CCB Nevada, Inc., a Nevada corporation ("CCB Nevada"), which owns all of the authorized, issued and outstanding capital stock of The First State Bank of Bishop, Texas ("First State Bank").

        As used in this Agreement, any reference to the subsidiaries of Corpus Christi Bancshares includes any and all direct or indirect subsidiaries of Corpus Christi Bancshares, including specifically but without limitation CCB Nevada and First State Bank.

        Each of the shareholders of Corpus Christi Bancshares listed on Annex A (the "Principal Shareholders") has of even date herewith executed a Shareholders' Agreement and Irrevocable Proxy, in the form attached hereto as Annex B, for the limited purpose of evidencing such shareholder's consent to and approval of the transaction herein described and pursuant to which each has agreed to vote for the transaction at the Corpus Christi Bancshares shareholders meeting and to support and recommend the transaction to the other shareholders of Corpus Christi Bancshares.

W I T N E S S E T H:

        This Agreement provides for the merger of Corpus Christi Bancshares and CCB Nevada with and into TRD, a direct wholly-owned subsidiary of Texas Regional, pursuant to the terms of this Agreement and Plan of Reorganization. Both as of the date hereof and as of the date of Closing, the aggregate outstanding number of Corpus Christi Bancshares shares is and shall be 208,684 shares of common stock, of which 67,174 shares are and shall be held by Texas Regional or a subsidiary of Texas Regional. As a result, a total of 141,510 shares of Corpus Christi Bancshares are held by shareholders other than Texas Regional or a subsidiary of Texas Regional. As a result of the merger, the shareholders of Corpus Christi Bancshares (other than Texas Regional, any subsidiary of Texas Regional and any shareholder exercising dissenters' rights of appraisal) will receive shares of Texas Regional Class A Voting Common stock in exchange for their shares of Corpus Christi Bancshares common stock. With the closing of the transaction, Corpus Christi Bancshares shall be merged with and into TRD, and Corpus Christi Bancshares will cease its separate existence. After the merger of Corpus Christi Bancshares with and into TRD, CCB Nevada shall be merged with and into TRD, and CCB Nevada will cease its separate existence. After the merger of CCB Nevada with and into TRD, First State Bank will be merged with and into Texas State Bank, and First State Bank will cease its separate existence.

        As a result of the merger of Corpus Christi Bancshares with and into TRD, all rights, privileges, immunities, powers and franchises of each of TRD and Corpus Christi Bancshares shall be merged into TRD as the surviving corporation. Without any other action, at the Effective Time, TRD shall be vested with all property, real, personal and mixed, of TRD and Corpus Christi Bancshares and shall thereafter possess all of the interests, both public and private, of each of TRD and Corpus Christi Bancshares and all claims of creditors of each of TRD and Corpus Christi Bancshares shall survive and any liens shall be preserved unimpaired in TRD as the surviving corporation. All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in Articles of Merger to be executed by and among TRD and Corpus Christi Bancshares in the form required by the Secretary of State of Texas, and a Certificate of Merger to be executed by and among TRD and Corpus Christi Bancshares in the form required by the Secretary of State of Delaware.

        Following the Effective Time of the merger of Corpus Christi Bancshares with and into TRD, it is anticipated that CCB Nevada will be merged with and into TRD, and all rights, privileges, immunities, powers and franchises of each of TRD and CCB Nevada shall be merged into TRD as the surviving corporation. Without any other action, at the Effective Time, TRD shall be vested with all property, real, personal and mixed, of TRD and CCB Nevada and shall thereafter possess all of the interests, both public and private, of each of TRD and CCB Nevada and all claims of creditors of each of TRD and CCB Nevada shall survive and any liens shall be preserved unimpaired in TRD as the surviving corporation. All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in Articles of Merger to be executed by and among TRD and CCB Nevada in the form required by the Secretary of State of Texas, a Certificate of Merger to be executed by and among TRD and CCB Nevada in the form required by the Secretary of State of Delaware, and Articles of Merger to be executed by and among TRD and CCB Nevada in the form required by the Secretary of State of Nevada.

        In addition, following the Effective Times of the mergers of both Corpus Christi Bancshares and CCB Nevada into TRD, it is anticipated that First State Bank will be merged with and into Texas State Bank, and all rights, privileges, immunities, powers and franchises of each of Texas State Bank and First State Bank shall be merged into Texas State Bank as the surviving banking association. Without any other action, at the Effective Time, Texas State Bank shall be vested with all property, real, personal and mixed, of First State Bank and Texas State Bank and shall thereafter possess all of the interests, both public and private, of each of First State Bank and Texas State Bank, and all claims of creditors of each of Texas State Bank and First State Bank shall survive and any liens shall be preserved unimpaired in Texas State Bank as the surviving banking association. All of the foregoing shall be effected pursuant to and as set forth in Articles of Merger to be executed in the form required by the Texas Banking Department by and among Texas State Bank and First State Bank.

        For Federal income tax purposes, each merger described in this Agreement is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

PLAN OF MERGER

        1.1    The Merger.    Following approval of the merger transaction by applicable regulatory authorities and the shareholders of Corpus Christi Bancshares, and the fulfillment of other conditions precedent to such merger transaction as herein described, TRD and Corpus Christi Bancshares shall each execute and deliver a Certificate of Merger (the "Certificate of Merger") in the form required for filing with the Secretary of State of Delaware and Articles of Merger (the "Articles of Merger") in the form required for filing with the Secretary of State of Texas. As used herein, the term "Merger" shall mean and refer to the merger of Corpus Christi Bancshares with and into TRD. At the Effective Time of the Merger, (i) the rights of the shareholders of Corpus Christi Bancshares (other than Texas Regional, any subsidiary of Texas Regional and any shareholder exercising dissenters' rights of appraisal) shall, without the requirement of further action on the part of the shareholders, immediately be converted into the right to receive shares of Texas Regional Class A Voting Common stock as herein provided, (ii) the shares of Corpus Christi Bancshares held at Closing by Texas Regional or any subsidiary of Texas Regional shall, without the requirement of further action on the part of Texas Regional or such subsidiary, automatically be cancelled and any related investment account carried on its books and attributable to such shares shall be added to its investment in its existing subsidiary, and (iii) the rights of any dissenting shareholder shall be converted into the right to receive cash pursuant to the exercise of his or her dissenters' rights of appraisal, as provided by law. Upon consummation of the merger, each shareholder of Corpus Christi Bancshares shall cease to be a shareholder of Corpus Christi Bancshares for all purposes and his, her or its share certificate shall for all purposes be cancelled automatically without any further action on the part of the shareholder.

        1.2    Consideration to Corpus Christi Bancshares Shareholders.

          1.2.1    At the Effective Time, the shares of Corpus Christi Bancshares capital stock held by each shareholder (other than Texas Regional, any subsidiary of Texas Regional and any shareholder validly exercising his or her dissenters' rights of appraisal) shall be automatically converted without any further action on the part of the holder thereof, into the right to receive shares of Texas Regional Class A Voting Common stock, as follows:

            (a)  Each Corpus Christi Bancshares shareholder (other than Texas Regional, any subsidiary of Texas Regional and any shareholder validly exercising his or her dissenters' rights of appraisal) shall be entitled to receive 0.2625 shares (the "Closing Exchange Ratio") of Texas Regional Class A Voting Common stock for each share of Corpus Christi Bancshares held, subject to adjustment as hereafter described, which shares shall be distributed to the shareholders of Corpus Christi Bancshares by the Texas Regional transfer agent and registrar as soon as practical following receipt of properly completed transmittal materials from the Corpus Christi Bancshares shareholders following the Closing. Transmittal materials and accompanying instructions shall be mailed by Texas Regional or by Texas Regional's transfer agent to shareholders of record of Corpus Christi Bancshares within five (5) business days following the Effective Date of the Merger. An aggregate of approximately 37,146 shares of Texas Regional Class A Voting Common stock (collectively, the "Closing Shares"), subject to adjustment as hereafter described, shall be distributed to Corpus Christi Bancshares shareholders pursuant to this section, less any shares that would otherwise be distributed to Corpus Christi Bancshares shareholders who exercise dissenters' rights of appraisal. The Closing Exchange Ratio and the aggregate number of Closing Shares to be issued in consideration of the Merger are each subject to adjustment as provided in this Agreement, including sections 5.9 and 5.10 below.

            (b)  For purposes of this Agreement, the aggregate number of Closing Shares as stated in section (a) above (including for these purposes any shares that would be distributed to Corpus Christi Bancshares shareholders but for their exercise of dissenters' rights of appraisal), prior to any adjustment pursuant to sections 5.9 or 5.10 hereof, is referred to as the "Aggregate Maximum Number of Shares."

            (c)  Fractional shares shall not be issued under section (a) above, or otherwise, and any amount otherwise attributable to fractional shares shall be paid in cash in an amount equal to the product of $30.30 multiplied by the fraction of a Texas Regional share that would otherwise have been issued.

            (d)  Amounts payable in respect of shareholders exercising dissenters' rights shall be payable by the surviving corporation in the merger transaction in such amounts and at such times as may be required under applicable provisions of law respecting the exercise of dissenters' rights.

            (e)  The aggregate number of Closing Shares of Texas Regional Class A Voting Common stock to be delivered at Closing to the shareholders of Corpus Christi Bancshares (other than

    Texas Regional or any subsidiary of Texas Regional) in exchange for their shares of Corpus Christi Bancshares shall in no event exceed 37,146 shares, less any shares attributable to fractional shares, less any shares attributable to shareholders that have exercised dissenters' rights in connection with the transactions, and less any reduction in the number of shares in the event of an adjustment pursuant to sections 5.9 or 5.10.

            (f)    Upon Closing and consummation of the Merger, the shares of Corpus Christi Bancshares held by Texas Regional or any subsidiary of Texas Regional shall, without the requirement of further action on the part of Texas Regional or such subsidiary, automatically be cancelled and any related investment account carried on its books and attributable to such shares shall be added to its investment in its existing subsidiary,

          1.2.2    Certificates evidencing the Texas Regional shares to which each shareholder becomes entitled shall be delivered by Texas Regional's transfer agent and registrar to each Corpus Christi Bancshares shareholder. The Closing Shares to which a shareholder may be entitled shall be issued upon surrender of such shareholder's share certificate or certificates evidencing shares of Corpus Christi Bancshares stock. Texas Regional share certificates shall be delivered at the time of Closing to shareholders who have surrendered their Corpus Christi Bancshares share certificates at or prior to the date of Closing, either (i) by mailing the same to the shareholder at the shareholder's address as stated on the stock transfer records of Corpus Christi Bancshares, or (ii) by such other arrangements as may be mutually agreed by and between such former Corpus Christi Bancshares shareholder and Texas Regional or Texas Regional's transfer agent. Any delivery of Texas Regional share certificates to shareholders who surrender their Corpus Christi Bancshares share certificates following the date of Closing shall be mailed to the former Corpus Christi Bancshares shareholder within a reasonable period of time (not to exceed 30 calendar days) following receipt of the shareholder's Corpus Christi Bancshares share certificate. The stock transfer records of Corpus Christi Bancshares shall for all purposes be closed as of the Effective Time, and no transfer of record of any of the shares of Corpus Christi Bancshares capital stock shall take place thereafter.

          1.2.3    Any Texas Regional share certificate that would otherwise have been delivered pursuant to section 1.2.2 to any shareholder of Corpus Christi Bancshares who has exercised his, her or its dissenters' rights of appraisal pursuant to applicable provisions of law shall be retained by Texas Regional until the earlier of (i) such time as the shareholder relinquishes his, her or its right of dissent, at which time such shareholder shall cease to be a dissenting shareholder for purposes of this Agreement and the provisions of section 1.2.2 shall apply, except that the time for delivery of such Texas Regional share certificate shall be extended to a reasonable period of time following the date of relinquishment of such dissenters' rights; or (ii) the time of settlement or judicial or other resolution of such shareholder's dissenters' rights action, at which time Texas Regional's obligation to issue or deliver shares to such shareholder shall cease and be of no further force or effect.

          1.2.4    Any dividends (including stock dividends) or other amounts payable to shareholders who surrender their share certificates after the date of Closing shall not be payable until surrender of the shareholder's Corpus Christi Bancshares share certificate, nor shall any such amounts bear interest attributable to periods either before or after the date of Closing.

        1.3    Closing.    The closing ("Closing") of the transactions contemplated by this Agreement shall be effected on the latest of the following dates, or as promptly thereafter as reasonably practicable (the "Closing Date"):

          1.3.1    The month end next following expiration of any required waiting period following the date of approval by the Federal Reserve Board as required by Section 7.02 herein; or

          1.3.2    Such date as may be prescribed by the Federal Reserve Board, the Texas Banking Department or by any other federal or state agency or authority pursuant to an applicable federal or state law, order, rule or regulation, prior to which consummation of the transactions provided herein may not be effected; or

          1.3.3    If the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas Regional, pursuant to this Agreement (including Section 5.4 hereof), has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Texas Regional, to the consummation of the transactions contemplated hereby; or

          1.3.4    Such other date as Corpus Christi Bancshares and Texas Regional may select by mutual agreement.

The Closing shall take place at the offices of Texas Regional, 3900 North 10th Street, Suite 1100, McAllen, Texas, on the Closing Date, or at such other place as shall be mutually agreeable. If Closing shall not have been accomplished on or before February 28, 2003, this Agreement shall, at the election of either Corpus Christi Bancshares or Texas Regional by written notice, terminate and be of no further force or effect. The parties respectively agree to use commercially reasonable efforts to close the transactions contemplated by this Agreement by December 15, 2002, but it is agreed that neither party shall have liability to the other (or to any other person) if the transaction is not closed prior to that date. Any termination which occurs through no fault of Corpus Christi Bancshares or Texas Regional shall be without liability to any of the parties hereto. This Agreement may be terminated at any time prior to the Effective Time by the mutual action of the respective Boards of Directors of Corpus Christi Bancshares and Texas Regional.

        1.4    Effective Time.    The parties hereto agree to take, on or prior to the Closing Date, all such action, and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Certificate of Merger and the Articles of Merger to become effective on the Closing Date. The merger shall become effective (herein referred to as the "Effective Time") upon issuance of a confirmation of filing and acceptance of the Certificate of Merger by the Office of Secretary of State of Delaware, pursuant to which Corpus Christi Bancshares is merged with and into TRD.

        1.5    Effect of Merger.    As a result of the merger of Corpus Christ Bancshares with and into TRD, and the merger of CCB Nevada with and into TRD, the assets, liabilities and business of each of Corpus Christi Bancshares and CCB Nevada, including ownership of all of the capital stock of First State Bank, shall be acquired by TRD, free and clear of any and all liens, claims or encumbrances other than those described in Schedule 1.5.

        1.6    Subsidiary Mergers.    Corpus Christi Bancshares, CCB Nevada and First State Bank shall take, in advance of the Effective Time, any action requested by Texas Regional to facilitate the mergers of CCB Nevada with into TRD, and First State Bank with and into Texas State Bank, including execution and delivery of Articles of Merger, Certificates of Merger, any requested certificates of officers, and such other documents as may be required to cause such mergers to become effective in a timely manner.

        1.7    Corpus Christi Bancshares Shareholder Representative.    Corpus Christi Bancshares hereby designates Bernard A. Paulson (the "CCB Shareholder Representative") as representative of the Corpus Christi Bancshares shareholders, to act on behalf of them to facilitate the consummation of the transactions herein described and to facilitate distribution of consideration to the Corpus Christi Bancshares shareholders. Texas Regional shall be entitled to rely upon the CCB Shareholder Representative's authority to act on behalf of Corpus Christi Bancshares and the Corpus Christi Bancshares shareholders. In the event that the person named as the CCB Shareholder Representative shall die, become incapacitated or resign from his position as the CCB Shareholder Representative, then Corpus Christi Bancshares shareholders holding a majority in interest of the Corpus Christi Bancshares capital stock held by shareholders other than Texas Regional or any subsidiary of Texas Regional shall appoint a substitute CCB Shareholder Representative. Any substituted CCB Shareholder Representative shall only be effective following written notice of such substitution has been received and acknowledged by Texas Regional.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF CORPUS CHRISTI BANCSHARES

        Corpus Christi Bancshares hereby represents and warrants to, and covenants and agrees with, Texas Regional as follows:

        2.1    Organization and Operation of Corpus Christi Bancshares.    Corpus Christi Bancshares is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Corpus Christi Bancshares directly owns all of the issued and outstanding capital stock of CCB Nevada and thereby indirectly owns all of the issued and outstanding capital stock of First State Bank. Corpus Christi Bancshares is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. True and complete copies of the Articles of Incorporation and Bylaws of Corpus Christi Bancshares as amended to date, have been delivered to Texas Regional. Corpus Christi Bancshares is not a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The only business of Corpus Christi Bancshares is its ownership and operation of its subsidiary, CCB Nevada, and ancillary activities directly related thereto. Corpus Christi Bancshares has no assets other than its ownership of all of the capital stock of CCB Nevada. Corpus Christi Bancshares has no liabilities, liquidated or unliquidated, fixed or contingent, other than its obligations as described in Schedule 2.1. There is presently no default, and no event or circumstance which with the passage of time or the giving of notice could constitute a default, by Corpus Christi Bancshares or any other person under the terms of any instrument describing or securing the obligations of Corpus Christi Bancshares or its subsidiaries. All of the indebtedness and other obligations of Corpus Christi Bancshares have been created and incurred (including any offering or sale of Corpus Christi Bancshares obligations) in compliance with all applicable regulatory requirements in all material respects, including required approvals of the Federal Reserve Board, and all other requirements of law, including compliance with applicable securities laws and regulations in all material respects. Corpus Christi Bancshares is not a member of any joint venture or partnership and Corpus Christi Bancshares does not own the securities of any other entity other than as herein described.

        2.2    Organization and Operation of CCB Nevada.    CCB Nevada is a Nevada corporation, duly organized, validly existing and in good standing under the laws of the state of Nevada, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. CCB Nevada directly owns all of the issued and outstanding capital stock of First State Bank. CCB Nevada is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. True and complete copies of the Articles of Incorporation and Bylaws of CCB Nevada, as amended to date, have been delivered to Texas Regional. CCB Nevada is not a reporting company under the 1934 Act. The only business of CCB Nevada is the ownership and operation of its wholly owned subsidiary, First State Bank, and ancillary activities directly related thereto. CCB Nevada has no liabilities, liquidated or unliquidated, fixed or contingent, and has no assets other than its ownership of all of the capital stock of First State Bank. Without limiting the generality of the foregoing, CCB Nevada is not a member of any joint venture or partnership and CCB Nevada does not own the securities of any other entity other than as herein described.

        2.3    Organization and Operation of First State Bank.    First State Bank is a Texas state banking association, duly organized and existing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its commercial banking business. First State Bank has a single branch bank facility, located in the city of Corpus Christi, Texas, and holds a valid branch license for operation of a branch at that location. No license applications are pending for establishment of any other or additional branch facilities. True and complete copies of the Articles of Association and Bylaws of First State Bank, as amended to date, have been delivered to Texas Regional. First State Bank (i) is duly authorized to conduct a general banking business, in accordance with its charter, subject to the supervision of the Texas Banking Department and its primary federal regulator, the Federal Deposit Insurance Corporation, and other applicable regulatory authorities; (ii) is an insured bank as defined in the Federal Deposit Insurance Act; and (iii) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. All books and records related to the business of First State Bank are true, correct and complete. First State Bank's banking and other business activities are in full compliance with sound banking practices and applicable provisions of law, including the Texas Banking Code, the Federal Reserve Act and the regulations of the Texas Banking Department and the Federal Reserve Board in all material respects. First State Bank has no subsidiaries or affiliates, owns no voting securities of any other corporation, and is not a member of any joint venture or partnership.

        2.4    Capitalization and Ownership.    The authorized capital stock of Corpus Christi Bancshares consists of 2,000,000 shares of common stock, par value $1.00 per share, of which a total of 208,684 shares (the "Common Shares") are outstanding, all of which have been validly issued and outstanding, are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the shareholder list previously delivered by Corpus Christi Bancshares to Texas Regional. The Common Shares have not been issued in violation of the preemptive rights of any stockholder. The authorized capital stock of CCB Nevada consists of 10,000 shares of common stock, par value $1.00 per share, all of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by Corpus Christi Bancshares. The authorized capital stock of First State Bank consists of 50,000 shares of capital stock, par value $5.00per share, all of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and owned beneficially and of record by CCB Nevada. There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating Corpus Christi Bancshares, CCB Nevada or First State Bank to issue, directly or indirectly, additional shares of capital stock, and there are no outstanding stock appreciation rights or similar rights to participate in the appreciation of the value of the capital stock of Corpus Christi Bancshares, and the only authorization for any of the foregoing that has been given has been the grant of options described on Schedule 2.15 (the "Director Options"). All of the Director Options have been terminated. There are, and as of Closing there will be, no bonus agreements, incentive compensation agreements, rights or other agreements of any kind outstanding pursuant to which Corpus Christi Bancshares or any subsidiary is obligated to pay any person any amount calculated with respect to the value (including any appreciation in value) of the capital stock of Corpus Christi Bancshares. Neither Corpus Christi Bancshares, CCB Nevada nor First State Bank has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

        2.5    Financial Statements and Records.

          2.5.1    Corpus Christi Bancshares has delivered to Texas Regional (i) the audited consolidated balance sheet of Corpus Christi Bancshares and its subsidiaries as of December 31, 2000, and the related audited consolidated statement of income, changes in stockholders' equity and cash flows for the year then ended, together with the notes thereto, accompanied by the audit report thereon of the independent certified public accountant who prepared such statements and the unaudited consolidated balance sheet of Corpus Christi Bancshares and its subsidiaries as of December 31, 2001, and the related audited consolidated statement of income, changes in stockholders' equity and cash flows for the year then ended (collectively, the "Corpus Christi Bancshares Year End Financial Statements"). The Corpus Christi Bancshares Year End Financial Statements fairly present the financial position of Corpus Christi Bancshares and its subsidiaries as of the dates thereof and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. In addition, Corpus Christi Bancshares has delivered to Texas Regional the unaudited balance sheet and regulatory report of condition of Corpus Christi Bancshares as of June 30, 2002, and unaudited balance sheet and regulatory report of condition of First State Bank as of June 30, 2002 and the related unaudited statements of income for the six-month period then ended (collectively, the "Corpus Christi Bancshares Interim Financial Statements"). The Balance Sheet included within the Corpus Christi Bancshares Interim Financial Statements is herein referred to as the "Corpus Christi Bancshares Current Balance Sheet." In the opinion of the management of Corpus Christi Bancshares, the Corpus Christi Bancshares Interim Financial Statements also fairly present the financial position of Corpus Christi Bancshares and First State Bank as of the date thereof and the results of their respective operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis. The Corpus Christi Bancshares Year End Financial Statements and the Corpus Christi Bancshares Interim Financial Statements are collectively referred to hereinafter as the "Corpus Christi Bancshares Financial Statements." The Corpus Christi Bancshares Financial Statements do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading. Without limiting the generality of the foregoing, Corpus Christi Bancshares specifically represents to Texas Regional that Corpus Christi Bancshares and its subsidiaries have no liabilities, either accrued, contingent or otherwise, which, individually or in the aggregate, are material, which have not been reflected in the Corpus Christi Bancshares Financial Statements, except (a) deposit liabilities and other current liabilities incurred in the ordinary course of business since the date of the balance sheets included therein, (b) in the case of interim financial statements, normal recurring year-end adjustments, none of which are or will be material, and (c) current rental payment obligations as the tenant under the lease described on Schedule 2.7 arising after the date of the Corpus Christi Bancshares Financial Statements. As of the time of Closing, any material liabilities, accrued, contingent or otherwise, which have been incurred since June 30, 2002, will have been fully disclosed to Texas Regional.

          2.5.2    Except as heretofore disclosed in writing to Texas Regional, since December 31, 2000, there have not been any changes which would have a Material Adverse Effect (as hereafter defined) on the financial condition, results of operations, business or prospects of Corpus Christi Bancshares and its subsidiaries, nor have there been any other events or conditions of any character which individually or in the aggregate have or could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of Corpus Christi Bancshares or its subsidiaries.

          2.5.3    The books and records of Corpus Christi Bancshares and its subsidiaries reflect the transactions to which they are or were a party or by which their properties are or were bound, and, to the extent applicable, such books and records are and have been properly kept and maintained in accordance with the law and with generally accepted accounting principles consistently applied. As of the date hereof and as of the Closing, all of the minute books of Corpus Christi Bancshares and its subsidiaries are and will be complete, accurate and current.

          2.5.4    First State Bank conducts no business activities that require trust powers.

        2.6    Loans.

          2.6.1    All loans included in the assets of Corpus Christi Bancshares and its subsidiaries, including specifically First State Bank, and all commitments to make loans (which includes mortgage loan and leasing transactions, and off balance sheet lending transactions such as letters of credit, and which constitutes all of the lending business of Corpus Christi Bancshares), have been made in the ordinary course of business of Corpus Christi Bancshares and are adequately reserved pursuant to the Loan Loss Reserve (as hereafter defined) of First State Bank.

          2.6.2    All loans to directors, officers and beneficial owners of 5% or more of the outstanding capital stock of Corpus Christi Bancshares and loans to any person or company related to or affiliated with any such person, are listed on the related party transaction list provided to Texas Regional by Corpus Christi Bancshares (and marked for identification by Texas Regional and Corpus Christi Bancshares), which listing is herein called the "Related Party Transaction List". In the reasonable opinion of the management of Corpus Christi Bancshares, the loans listed on the Related Party Transaction List do not present more than the normal risk of uncollectibility or other unfavorable features.

          2.6.3    In the reasonable opinion of management of Corpus Christi Bancshares, the reserves for loan losses of First State Bank (which constitute the total reserves of Corpus Christi Bancshares) have been calculated in accordance with all applicable rules and regulations. In the reasonable opinion of the management of Corpus Christi Bancshares, the reserve for loan losses shown on the Corpus Christi Bancshares Current Balance Sheet (the "Loan Loss Reserve") is adequate in all respects to provide for all losses on loans outstanding as of the date of the Corpus Christi Bancshares Current Balance Sheet and the Loan Loss Reserve as shown on the balance sheet delivered immediately prior to Closing will be adequate in all respects to provide for all losses on loans outstanding as of that date.

        2.7    Properties.    Except as set forth on Schedule 2.7, Corpus Christi Bancshares and its subsidiaries, including First State Bank, have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which they purports to own, including without limitation, all assets and properties reflected on the Corpus Christi Bancshares Current Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the Corpus Christi Bancshares Current Balance Sheet), subject to no liens, mortgages, security interests, encumbrances, easements, title imperfections, or charges of any kind except (i) as noted in the Corpus Christi Bancshares Current Balance Sheet or the notes to the Corpus Christi Bancshares Financial Statements, (ii) statutory liens not yet delinquent, (iii) security interests granted incident to borrowings by First State Bank from Federal Reserve Banks and the Federal Home Loan Bank of Dallas, or to secure deposits of funds by federal, state or other governmental agencies, and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held. All improvements, buildings and structures located on real estate owned by Corpus Christi Bancshares and its subsidiaries, and the use by Corpus Christi Bancshares and its subsidiaries of such real estate, together with such improvements, buildings and structures, in the manner heretofore and currently used by Corpus Christi Bancshares and its subsidiaries, conform in all material respects to applicable federal, state and local laws and regulations (including applicable environmental laws and regulations), zoning and building ordinances and health and safety ordinances. Except for real property leased as described on Schedule 2.7, all such improvements, buildings and structures located on real estate owned by First State Bank, and all of the material, tangible personal property owned by Corpus Christi Bancshares and its subsidiaries, are in good operating condition and repair, reasonable wear and tear excepted. The main bank of First State Bank is located within facilities owned by First State Bank and the Corpus Christi branch facility (which is the only branch of First State Bank) is located on property leased pursuant to a lease described on Schedule 2.7. Also listed on Schedule 2.7 are all policies of title insurance covering such properties.

        2.8    Environmental Matters.    To the best knowledge of Corpus Christi Bancshares, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned by Corpus Christi Bancshares and its subsidiaries, including First State Bank (including any owned by and used in connection with the business of First State Bank and any foreclosed properties owned by First State Bank), or on any real property used by First State Bank in connection with the business of First State Bank or on any immediately adjacent property, as a result of any Environmental Hazards on or emanating from the Real Property. The real properties described in the preceding sentence are sometimes collectively referred to as the "Real Property." Included on Schedule 2.8 is a list of any environmental survey or report related to any of the Real Property, true, correct and complete copies of which have been provided to Texas Regional. As used in this Agreement, the term "Environmental Hazards" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any governmental authority requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law, or any other applicable laws. As used in this Agreement, the term "Hazardous Materials Contamination" shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time before the date of this Agreement emanating from the Real Property.

        2.9    Litigation.    Except as described in Schedule 2.9, no claims have been asserted and no relief has been sought against Corpus Christi Bancshares or any of its subsidiaries, including First State Bank, in any pending litigation or governmental proceedings or otherwise which could reasonably be expected to result in a judgment, decree or order having or that could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of Corpus Christi Bancshares or any of its subsidiaries. To the best knowledge of Corpus Christi Bancshares, Corpus Christi Bancshares and its subsidiaries have complied with, and are presently in compliance with, all laws and regulations pertaining to consumer credit and truth in lending. The management of Corpus Christi Bancshares and its subsidiaries is not aware of any material violation by Corpus Christi Bancshares or any subsidiary of Corpus Christi Bancshares of any of the foregoing. To the best knowledge of Corpus Christi Bancshares, except as described on Schedule 2.9, Corpus Christi Bancshares and its subsidiaries are in substantial compliance with all other laws, all rules and regulations of governmental agencies and authorities and any judgments, orders or decrees which by their terms apply to any of them. To the best knowledge of Corpus Christi Bancshares, all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Corpus Christi

Bancshares and its subsidiaries have been duly obtained and are in full force and effect, and, except as described on Schedule 2.9, there are no proceedings pending or, to Corpus Christi Bancshares' and its subsidiaries' knowledge, threatened which may result in the revocation, cancellation, suspension or adverse modification of any thereof. The consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

        2.10    Taxes.    Corpus Christi Bancshares and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Corpus Christi Bancshares nor any subsidiary of Corpus Christi Bancshares is delinquent in the payment of any taxes shown on such returns or reports. Corpus Christi Bancshares has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Corpus Christi Bancshares been notified of any proposed examination. There are included in the Corpus Christi Bancshares Current Balance Sheet, or reflected in the Notes to the Corpus Christi Bancshares Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Corpus Christi Bancshares and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the six-month period ended June 30, 2002, for the year ended December 31, 2001, and for all fiscal years prior thereto. Neither Corpus Christi Bancshares nor any subsidiary of Corpus Christi Bancshares has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Corpus Christi Bancshares nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither Corpus Christi Bancshares nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

        2.11    Contracts.    Except as set forth in Schedule 2.11, neither Corpus Christi Bancshares nor any subsidiary thereof is a party to or bound by any written or oral (i) employment contracts (including without limitation any collective bargaining contracts or union agreements); (ii) commission, bonus, deferred compensation, profit-sharing, life insurance, health insurance, salary continuation, severance pay, pension or retirement plans or arrangements whether or not legally binding and whether or not funded; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contracts or commitments for capital expenditures in excess of $10,000 for any one project; (v) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business or pursuant to this Agreement; (vi) agreements or instruments relating to any commitments to loan money or to extend credit, except for commitments to extend credit to any borrower or group of related borrowers in the ordinary course of business in amounts of less than $50,000 in any one transaction and $100,000 in the aggregate; (vii) agreements to which any director, officer or holder of 5% or more of the outstanding capital stock of Corpus Christi Bancshares, or any person or company related to or affiliated with any such person, is a party; (viii) contracts relating to the purchase or sale of financial or other futures, or put or call options relating to cash, securities or any commodities whatsoever; or (ix) material contracts, other than the foregoing, not made in the ordinary course of business. Corpus Christi Bancshares and its subsidiaries have in all material respects performed all obligations required to be performed by them to date. Neither Corpus Christi Bancshares nor any of its subsidiaries is in default, and no event has occurred which, with notice or the lapse of time or action by a third party, could result in a default by Corpus Christi Bancshares or any of its subsidiaries, (a) under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound; (b) under any provision of its Articles of Incorporation or Bylaws or other organizational documents which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of Corpus Christi Bancshares and its subsidiaries; or (c) under any agreement with federal or state regulatory authorities. Corpus Christi Bancshares and its subsidiaries do not have outstanding any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

        2.12    Approvals; Validity of Agreement.    The Board of Directors of Corpus Christi Bancshares has approved the form, terms and provisions of this Agreement and the transactions contemplated hereby, including the merger of Corpus Christi Bancshares with and into TRD. The merger of CCB Nevada with and into TRD has been fully approved both by the Board of Directors of CCB Nevada and by Corpus Christi Bancshares as the sole shareholder on behalf of CCB Nevada. Shareholders holding voting common stock of Corpus Christi Bancshares are the only persons with the power to consider and vote upon the transactions herein described, on behalf of Corpus Christi Bancshares, including the right to vote on the merger of Corpus Christi Bancshares with and into TRD. The Principal Shareholders of Corpus Christi Bancshares have each executed a Shareholders Agreement and Irrevocable Proxy to evidence their consent to and written approval of the transaction herein described, and to evidence their agreement to vote for and support the approval of the transaction at the special shareholders' meeting to be called to consider the merger and have further agreed to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the transactions herein described. The Principal Shareholders own beneficially and of record not less than 36% of the outstanding common stock of Corpus Christi Bancshares (excluding for these purposes shares held by Texas Regional or any subsidiary of Texas Regional). Provided required approval is obtained as and to the extent required from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance of this Agreement and the consummation of the merger contemplated herein, and the merger of First State Bank with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Corpus Christi Bancshares or any subsidiary thereof may be subject; (ii) any contract, agreement or instrument to which Corpus Christi Bancshares or any subsidiary thereof is a party or pursuant to which Corpus Christi Bancshares or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of Corpus Christi Bancshares or the Articles of Incorporation or Bylaws of CCB Nevada, or the Articles of Association or Bylaws of First State Bank. Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, and provided that the shareholders of Corpus Christi Bancshares vote to approve the merger of Corpus Christi Bancshares with and into TRD, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which Corpus Christi Bancshares, CCB Nevada or First State Bank is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of CCB Nevada with and into TRD, or for the merger of First State Bank with and into Texas State Bank, in each case as herein contemplated. The execution, delivery and performance of this Agreement and the consummation of the transactions herein described, and the merger of First State Bank with and into Texas State Bank, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Corpus Christi Bancshares or its subsidiaries or upon any of the stock of Corpus Christi Bancshares or its subsidiaries. This Agreement constitutes the legal, valid and binding obligation of Corpus Christi Bancshares and CCB Nevada, enforceable against each of Corpus Christi Bancshares and CCB Nevada respectively, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

        2.13    Insurance.    Corpus Christi Bancshares and its subsidiaries have insurance coverage with reputable insurers in amounts, types and risks insured as set forth in Schedule 2.13. First State Bank's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent permitted by law, and First State Bank has paid all premiums required to be paid and is in compliance with the applicable regulations of the FDIC in all material respects.

        2.14    Absence of Adverse Agreements.    Except as described on Schedule 2.9, neither Corpus Christi Bancshares nor any subsidiary thereof is a party to any agreement or instrument, nor is Corpus Christi Bancshares or any subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of Corpus Christi Bancshares or any subsidiary of Corpus Christi Bancshares.

        2.15    Absence of Certain Changes.    Except as set forth in Schedule 2.15, since December 31, 2000, Corpus Christi Bancshares and its subsidiaries have not (i) issued or sold any capital stock of Corpus Christi Bancshares or any of its subsidiaries, or any debt or other obligations (except deposit accounts certificates of deposit, letters of credit, cashier's checks, acknowledgments of indebtedness incident to borrowings from the Federal Reserve Bank and other documents and instruments issued in the ordinary course of banking business of First State Bank); (ii) granted any options for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) except as described on Schedule 2.7, incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Corpus Christi Bancshares Current Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) forgiven or canceled any debts or claims, or waived any rights, other than charge-offs of loans made to customers of First State Bank in the ordinary course of business of First State Bank, none of which are material individually, and all of which taken together are not in the aggregate material, and none of which were loans made directly or indirectly to any current or former director, officer or employee of First State Bank; (viii) made any general wage or salary increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (x) except in the ordinary course of business, entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (xi) made any material change in the conduct of its business, whether entered into or made in the ordinary course of business or otherwise; (xii) granted to any director or officer, or any employee, any increase in compensation in any form in excess of the amount thereof in effect as of December 31, 2001 or any severance or termination pay, or entered into any written employment agreement, trust, fund or other arrangement for the benefit of any such director, officer or employee, whether or not legally binding; (xiii) suffered any loss of officers, employees, suppliers or customers that materially and adversely affects the business, operations or prospects of Corpus Christi Bancshares or any of its subsidiaries; or (xiv) entered into any transaction outside the ordinary course of business except as expressly contemplated by this Agreement. Since June 30, 2002, there has been no change in the financial condition or business prospects of Corpus Christi Bancshares, CCB Nevada or First State

Bank which might result in any Material Adverse Effect on such financial condition or business prospects.

        2.16    Agreements with Directors, Officers and Stockholders.    The name of each director and executive officer of Corpus Christi Bancshares and each of its subsidiaries, and the name of each holder of five percent (5%) or more of the outstanding capital stock of Corpus Christi Bancshares, together with the name of each "affiliate" of each of such persons, as such term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "1933 Act"), is listed in Schedule 2.16. Except as set forth in the Related Party Transaction List, no such director, executive officer, stockholder or affiliate has during the period from January 1, 2001 to the date of this Agreement been a party to any transaction with Corpus Christi Bancshares or any subsidiary (including First State Bank). All transactions with directors, executive officers, 5% stockholders and affiliates are fully and appropriately summarized on the Related Party Transaction list. None of the transactions have been outside of the ordinary course of business, and, except as set forth on the Related Party Transaction List, neither Corpus Christi Bancshares nor any subsidiary thereof has any commitments, written or oral, to lend any funds to any such person.

        2.17    Affiliated Corporations.    Corpus Christi Bancshares knows of no arrangement whereby the stock of any corporation or any other asset is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of Corpus Christi Bancshares or for the shareholders of Corpus Christi Bancshares.

        2.18    Regulatory Matters and Examination Reports.    Corpus Christi Bancshares and each of its subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation; and (iii) the Texas Department of Banking. To the best of Corpus Christi Bancshares' knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as referred to on Schedule 2.9, neither Corpus Christi Bancshares nor any of its subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Texas Department of Banking, or any other regulatory authority (collectively, the "Regulatory Authorities"), nor does Corpus Christi Bancshares or any subsidiary have any examination pending by any applicable Regulatory Authorities nor has Corpus Christi Bancshares or any subsidiary been notified of any proposed examination by any Regulatory Authorities. To the extent permitted by law, Corpus Christi Bancshares has provided to Texas Regional complete and correct copies of (i) all examination reports by Regulatory Authorities forwarded to Corpus Christi Bancshares or any subsidiary thereof from January 1, 1999, through the date hereof; (ii) any correspondence between Corpus Christi Bancshares (or any subsidiary of Corpus Christi Bancshares) and such agencies during such periods, and (iii) any agreements, arrangements or understandings between Corpus Christi Bancshares (or any subsidiary of Corpus Christi Bancshares) and such agencies, including any agreements, arrangements or understandings arising out of or related to any such examinations. To the extent permitted by law, Corpus Christi Bancshares will immediately upon receipt provide Texas Regional with true and correct copies of any of the foregoing which Corpus Christi Bancshares or any subsidiary of Corpus Christi Bancshares receives from the date hereof through the date of Closing.

        2.19    Compliance with Applicable Law.    Except as described on Schedule 2.9, Corpus Christi Bancshares and its subsidiaries and the conduct of their respective business are not in violation in any material respect of any applicable law, statute, order, rule or regulation promulgated by, or judgment entered by, any federal, state, or local court or governmental authority relating to the operation, conduct or ownership of the business and property of Corpus Christi Bancshares or any subsidiary, which violation might have a Material Adverse Effect on the condition, business, prospects, properties or assets of Corpus Christi Bancshares or its subsidiaries.

        2.20    Disclosure.    Neither the Corpus Christi Bancshares Year End Financial Statements, nor the Corpus Christi Bancshares Interim Financial Statements, nor any representation or warranty contained herein, nor any information delivered or to be delivered by Corpus Christi Bancshares pursuant to this Agreement, contains or shall contain an untrue statement of a material fact, nor do the Corpus Christi Bancshares Year End Financial Statements, nor the Corpus Christi Bancshares Interim Financial Statements, nor any of the representations, warranties or other information omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading.

        2.21    Finders.    Neither Corpus Christi Bancshares nor any subsidiary has engaged or directly or indirectly obligated itself to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

        2.22    Information Provided True and Correct.    None of the information supplied or to be supplied by Corpus Christi Bancshares for inclusion in (i) the registration statement and the proxy statement referred in to Section 5.2 hereof, (ii) any other applications or documents to be filed with the Securities and Exchange Commission ("SEC"), the Nasdaq Stock Market, Inc. ("Nasdaq"), the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of Corpus Christi Bancshares, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Corpus Christi Bancshares or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of Corpus Christi Bancshares' knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL

        Texas Regional and TRD hereby jointly and severally represent and warrant to, and covenant and agree with, Corpus Christi Bancshares as follows:

        3.1    Organization.    Texas Regional is a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all necessary power to carry on its business as it is now being conducted. Texas Regional is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. TRD is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all necessary power to carry on its business as it is now being conducted.

        3.2    Approvals.    The Board of Directors of Texas Regional has approved this Agreement and the transactions contemplated hereby. Texas Regional is a reporting company under the 1934 Act, and the rules and regulations promulgated thereunder. The merger of CCB Nevada with and into TRD has been fully approved both by the Board of Directors of TRD and by Texas Regional as the sole shareholder on behalf of TRD. Provided required approval is obtained as and to the extent required from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, and further provided that the registration statement for the registration of shares to be delivered to Corpus Christi Bancshares shareholders has been declared effective and not withdrawn or a stop order or other limiting order issued in connection therewith, and further provided that the shares have been duly listed for trading on the Nasdaq Stock Market, the execution, delivery and performance of this Agreement and the consummation of the merger contemplated herein, and the merger of First State Bank with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Texas Regional or any subsidiary thereof may be subject; (ii) any contract, agreement or instrument to which Texas Regional or any subsidiary thereof is a party or pursuant to which Texas Regional or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of Texas Regional or the Articles of Incorporation or Bylaws of TRD, or the Articles of Association or Bylaws of Texas State Bank. Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, and provided that the shareholders of Corpus Christi Bancshares vote to approve the merger of Corpus Christi Bancshares with and into TRD, and further provided that the registration statement for the registration of shares to be delivered to Corpus Christi Bancshares shareholders has been declared effective and not withdrawn or a stop order or other limiting order issued in connection therewith, and further provided that the shares have been duly listed for trading on the Nasdaq Stock Market, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which Texas Regional, TRD or Texas State Bank is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of CCB Nevada with and into TRD, or for the merger of First State Bank with and into Texas State Bank, in each case as herein contemplated. The execution, delivery and performance of this Agreement and the consummation of the transactions herein described, and the merger of First State Bank with and into Texas State Bank, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing. This Agreement constitutes the legal, valid and binding obligation of Texas Regional and TRD, enforceable against each of Texas Regional and TRD respectively, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

        3.3    Orders and Decrees.    Provided required approval is obtained from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance by Texas Regional of this Agreement and of the obligations imposed upon it hereunder will not violate any provision of, or result in any breach of, (i) any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or governmental agency to which Texas Regional may be subject, (ii) the Articles of Incorporation or Bylaws of Texas Regional, or (iii) any contract or agreement to which Texas Regional is a party or by which it is bound.

        3.4    Finders.    Texas Regional has not engaged and is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

        3.5    Common Stock.

          (a)  As of June 30, 2002, the issued and outstanding capital stock of Texas Regional consists of an aggregate of [insert number] shares of Class A Voting Common stock, par value $1.00 per share. Pending Closing, it is anticipated that the number of issued and outstanding shares will be increased by the number of shares issued upon exercise of stock options between June 30, 2002, and the date of Closing and by the number of shares issued in connection with other registered public offerings of shares by Texas Regional, including shares issued in other business combination transactions. All of the issued and outstanding shares of Texas Regional's Class A Voting Common stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Texas Regional's Class A Voting Common stock has been issued in violation of any preemptive rights of the current or past stockholders of Texas Regional.

          (b)  The shares of Texas Regional's Class A Voting Common stock to be issued to the Corpus Christi Bancshares shareholders pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and may be traded subject to compliance with applicable securities laws and regulations.

        3.6    Financial Information.    The audited consolidated balance sheets of Texas Regional and its subsidiaries as of December 31, 2000 and 2001 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2001, together with the notes thereto, included in Texas Regional's Form 10-K for the year ended December 31, 2001, as filed by Texas Regional with the SEC, and the unaudited consolidated balance sheet of Texas Regional and its subsidiaries as of June 30, 2002 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the six months then ended included in Texas Regional's Quarterly Report on Form 10-Q for the quarter then ended, as filed by Texas Regional with the SEC (together, the "Texas Regional Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Texas Regional and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

        3.7    Absence of Changes.    Since December 31, 2001, there has not been any material adverse change in the financial condition, results of operations or business of Texas Regional and its subsidiaries taken as a whole, nor have there been any events or transactions having such a Material Adverse Effect which should be disclosed in order to make the Texas Regional Financial Statements not misleading.

        3.8    Litigation.    There is no litigation, claim or other proceeding pending or, to the knowledge of Texas Regional, threatened, against Texas Regional or any of its subsidiaries, or of which the property of Texas Regional or any of its subsidiaries is or would be subject which is material to Texas Regional and its subsidiaries taken as a whole.

        3.9    Taxes.    Texas Regional and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Texas Regional nor any subsidiary of Texas Regional is delinquent in the payment of any taxes shown on such returns or reports. Texas Regional has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Texas Regional been notified of any proposed examination. There are included in the Texas Regional Financial Statements, or reflected in the Notes to the Texas Regional Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Texas Regional and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the six-month period ended June 30, 2002, for the year ended December 31, 2001, and for all fiscal years prior thereto. Neither Texas Regional nor any subsidiary of Texas Regional has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Texas Regional nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither Texas Regional nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

        3.10    Reports.    Texas Regional and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the Federal Reserve Board, and (iii) the Texas Department of Banking. To the best of Texas Regional's knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.11    Compliance with the Law.    Texas Regional and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

        3.12    Statements True and Correct.    None of the information supplied or to be supplied by Texas Regional for inclusion in (i) the registration statement and the proxy statement referred in to section 5.2 hereof (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of Corpus Christi Bancshares, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Texas Regional or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will, to the best of Texas Regional's knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

ARTICLE 4

SPECIAL COVENANTS

        4.1    Stockholder Approval by Corpus Christi Bancshares.    Subsequent to the execution and delivery of this Agreement, the Board of Directors of Corpus Christi Bancshares agrees to cause Corpus Christi Bancshares to submit this Agreement and the merger transaction herein described to the stockholders of Corpus Christi Bancshares, for their authorization and approval, in accordance with applicable provisions of law. The Board of Directors of Corpus Christi Bancshares agrees to recommend this Agreement and the transactions contemplated thereby to the Corpus Christi Bancshares stockholders. This Agreement and the proposed merger of First State Bank with and into Texas State Bank have already been approved by the Board of Directors of First State Bank and by CCB Nevada as the sole shareholder of First State Bank. This Agreement and the proposed merger of Corpus Christi Bancshares and CCB Nevada with and into TRD have already been approved by the Board of Directors of CCB Nevada and by the Corpus Christi Bancshares as the sole shareholder of CCB Nevada.

        4.2    Reports and Proxy Statement Information.    Corpus Christi Bancshares agrees to provide any and all information as may be required by Texas Regional for purposes of (i) preparation of any report, including reports on Forms 8-K, 10-Q and 10-K, required by applicable SEC regulations to be filed with the SEC, or required by Texas Regional's agreements with Nasdaq or required by the rules or regulations of any other governmental or regulatory authority, (ii) preparation of a registration statement for the registration of the Texas Regional Class A Voting Common stock to be issued in the connection with the transaction herein described, (iii) communications with shareholders of Texas Regional pending the Closing, and (iv) preparation of the proxy statement related to obtaining the approval by Corpus Christi Bancshares shareholders of the transaction herein described (collectively, the "Corpus Christi Bancshares Information"). Corpus Christi Bancshares hereby represents and warrants that the Corpus Christi Bancshares Information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.3    Access.    From and after the date of this Agreement, Corpus Christi Bancshares and First State Bank shall afford to the officers, employees, attorneys, accountants, agents and other authorized representatives of Texas Regional full and free access to the properties, books, contracts, commitments and records of such party and its subsidiaries, and permit such persons access to the physical facilities of Corpus Christi Bancshares and First State Bank, at all reasonable times during usual banking hours, and under Corpus Christi Bancshares and First State Bank personnel supervision. Representatives of Texas Regional shall be furnished with true and complete copies of records and information reasonably requested concerning the affairs of Corpus Christi Bancshares and its subsidiaries.

        4.4    Environmental Inspection.    Corpus Christi Bancshares expressly agrees to supply Texas Regional with historical and operational information regarding the real properties owned or operated by, or used in connection with the operation of the business of, Corpus Christi Bancshares and its subsidiaries, including First State Bank, and any premises heretofore used in connection with the operation of such business, and any other properties included in the Real Property, including (but not limited to) any environmental tests or surveys made of such properties. Corpus Christi Bancshares agrees to cooperate (and to cause its subsidiaries to cooperate) with any reasonable request of Texas Regional related to site assessment or site review related to any environmental matter or investigation, including making available such personnel of Corpus Christi Bancshares and First State Bank as Texas Regional may reasonably request. At Texas Regional's discretion, Texas Regional may arrange for one or more independent contractors to conduct tests of the Real Property and any other premises now or heretofore used in connection with the business of Corpus Christi Bancshares and its subsidiaries in order to identify any presence of, or present or past release or threatened release of, any waste materials or any chemical substances, including, without limitation, any Environmental Hazards. Any such test may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of the tests. Such tests may include both above and below ground testing for environmental damages or the presence of Environmental Hazards or Hazardous Material Contamination or such other tests as Texas Regional may deem reasonably necessary. Any and all costs of third parties associated with obtaining such information shall be borne by Texas Regional. In the event such tests indicate the presence of Hazardous Material Contamination, Corpus Christi Bancshares may cause the Hazardous Material Contamination to be removed prior to Closing (and in such event the cost of removing such Hazardous Material Contamination shall be paid by Corpus Christi Bancshares prior to Closing), but if Corpus Christi Bancshares shall not have effected the clean up of the Hazardous Material Contamination to the satisfaction of Texas Regional prior to the Closing, Texas Regional as its sole remedy (and in its sole discretion) may elect to terminate this Agreement and neither party shall have any further liability hereunder.

        4.5    Action by Corpus Christi Bancshares Prior to Closing.

          4.5.1    From and after the date of this Agreement until the Closing Date, Corpus Christi Bancshares will (and Corpus Christi Bancshares will cause its subsidiaries, including First State Bank, to):

              (i)  carry on its business in accordance with prudent banking practices and in substantially the same manner as conducted during the eighteen (18) months immediately preceding the date hereof;

            (ii)  maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, and not make or commit to make any capital expenditures outside of the ordinary course of business and not make or commit to make any capital expenditures (whether or not in the ordinary course of business) in excess of an aggregate of $10,000, without the prior consent of Texas Regional;

            (iii)  maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

            (iv)  perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

            (v)  use its best efforts to maintain and preserve its business organization intact, to retain its present officers and employees and to maintain its relationships with customers;

            (vi)  use its best efforts to fully comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

          (vii)  maintain its books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and practices, consistently applied, and prudent banking practices (herein collectively referred to as "GAAP"), and in particular to (a) fully accrue all expenses as required by GAAP, and (b) expense such items as are required to be expensed and not capitalized in accordance with GAAP;

          (viii)  not issue or sell any additional shares of its stock or securities convertible into shares of such stock or options or other commitments for the issuance of shares of such stock or securities;

            (ix)  not change in any manner the compensation of any of its directors, officers, employees or other personnel, without the prior written consent of Texas Regional, or pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement, to any such persons, or commit itself to any pension, retirement or profit-sharing plan or arrangement or employment agreement for the benefit of any officer, employee or other person;

            (x)  not hire, outside the normal course of business, any new personnel, or hire any new management personnel, or change the duties or job classifications of any personnel, without the prior written consent of Texas Regional;

            (xi)  not declare or pay any dividend or make any stock split or purchase or otherwise acquire for value any of its shares, except for intercompany dividends paid by First State Bank to CCB Nevada and intercompany dividends paid by CCB Nevada to Corpus Christi Bancshares;

          (xii)  not issue commitments for the future funding of loans at a fixed rate other than the then prevailing market at the date of funding; and

          (xiii)  fully perform, according to the terms thereof, their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness.

          4.5.2    Without limiting the foregoing, between the date hereof and the date of Closing, Corpus Christi Bancshares specifically covenants and agrees that Corpus Christi Bancshares will not incur (and will not permit its subsidiaries to incur) any indebtedness other than deposit liabilities owed to deposit customers in the ordinary course of business and trade accounts payable incurred in the ordinary course of business, or significant expenses outside of the ordinary course of business, unless Corpus Christi Bancshares first obtains the prior written consent of Texas Regional to the specific proposed transaction. In addition, neither Corpus Christi Bancshares nor any subsidiary of Corpus Christi Bancshares will increase expenses in any material way (either individually or in the aggregate), nor will Corpus Christi Bancshares nor any subsidiary of Corpus Christi Bancshares make any changes in its capital structure unless Corpus Christi Bancshares first obtains the prior written consent of Texas Regional to the specific proposed transaction.

          4.5.3    Provided that seeking such approvals is in accordance with applicable banking law and regulations, Corpus Christi Bancshares covenants that neither it nor any of its subsidiaries will make a fully collateralized loan, nor commit to make a fully collateralized loan, in excess of $500,000 to any one borrower or in any one transaction without the prior approval of Texas Regional, and neither it nor any of its subsidiaries will make any other loan, nor commit to make any other loan, in excess of $50,000 to any one borrower or in any one transaction or series of related transactions without the prior consent of Texas Regional.

          4.5.4    Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Corpus Christi Bancshares covenants that neither it nor any of its subsidiaries will sell or otherwise dispose of any of their real or personal property without the prior written consent of Texas Regional other than as permitted pursuant to section 4.5.1 hereof.

          4.5.5    Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Corpus Christi Bancshares agrees that, other than reasonable, necessary and appropriate expenses incident to this transaction (all of which shall be fully paid or accrued prior to closing), no unusual expenses shall be charged to Corpus Christi Bancshares or First State Bank, and no material contracts, and no other obligations outside of the ordinary course of business, shall be entered into or incurred by Corpus Christi Bancshares or First State Bank prior to closing without Texas Regional's prior written consent.

          4.5.6    Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Corpus Christi Bancshares specifically covenants and agrees neither it nor any of its subsidiaries will acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities, with maturities of greater than three years from the date of investment unless Corpus Christi Bancshares first obtains the prior consent of Texas Regional to the specific proposed transaction. In addition, Corpus Christi Bancshares covenants and agrees that neither it nor any of its subsidiaries will enter into any forward commitment to acquire any such securities unless Corpus Christi Bancshares first obtains the prior consent of Texas Regional to the specific proposed transaction.

          4.5.7    From and after the date of this Agreement until the Closing Date, Corpus Christi Bancshares will not, and will not permit any of its subsidiaries to, (i) permit any change to be made in the Articles of Incorporation or Bylaws of Corpus Christi Bancshares or any subsidiary thereof, or (ii) take any action described in section 2.11 herein, without the prior written consent of Texas Regional.

          4.5.8    Corpus Christi Bancshares and First State Bank shall terminate all existing data processing contracts, if any (including item processing service contracts) and automated teller machine system contracts, in each case effective upon the Closing of the transaction or on such date as is mutually acceptable to Corpus Christi Bancshares and Texas Regional. All costs and expenses related to such termination shall be fully paid or accrued by First State Bank and Corpus Christi Bancshares prior to Closing. If Texas Regional requests, the conversion of First State Bank to Texas Regional's data processing system will take place subsequent to receipt of regulatory approval for the merger transactions, but prior to closing upon reasonable assurance of receipt of final regulatory approval of this transaction and notice that closing is imminent.

        4.6    Employee Benefits.    Each former Corpus Christi Bancshares (or First State Bank) employee who becomes an employee of Texas Regional or Texas State Bank at the time of Closing (each a "Continuing Employee") will be given credit for any period of service with First State Bank for purposes of the Texas Regional Employee Stock Ownership Plan (with 401(k) provisions) and therefore will be eligible to participate in such Plan on the same basis as similarly situated employees of other Texas Regional subsidiaries, provided, however, that any compensation base for purposes of determining contributions on such Continuing Employee's behalf will only include compensation paid by Texas State Bank following the date of Closing. All such participation shall be subject to the terms of such plans as may be in effect from time to time and this section 4.6 is not intended to give Continuing Employees any rights or privileges superior to those of other employees of Texas Regional subsidiaries. Texas Regional may terminate or modify the Plan or any other employee benefit plan, in its discretion (subject to applicable limitations provided by law), and Texas Regional's obligation under this section 4.6 shall not be deemed or construed to provide duplication of similar benefits. Each Continuing Employee shall also receive other employee benefits offered by Texas Regional from time to time to other employees of Texas Regional with comparable years of service (including to the extent permitted by the plan credit for service with First State Bank and Corpus Christi Bancshares), including vacation, medical coverage, and dental coverage (if any).

        4.7    Regulatory Approvals and Registration Statement.    Texas Regional shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. Texas Regional shall keep Corpus Christi Bancshares reasonably informed as to the status of such applications and make available to Corpus Christi Bancshares, upon reasonable request by Corpus Christi Bancshares from time to time, copies of such applications and any supplementary filed materials. Texas Regional shall file with the SEC a registration statement (the "Registration Statement") relating to the shares of Texas Regional Class A Voting Common stock to be issued to the shareholders of Corpus Christi Bancshares pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. Corpus Christi Bancshares and its shareholders shall cooperate fully with Texas Regional in connection with the registration of the shares and shall be provided an opportunity to review and provide comments, prior to their filing, on any registration statement prepared in connection with the registration of the shares to be distributed to Corpus Christi Bancshares shareholders by Texas Regional in connection with the merger. Without limiting the foregoing, Corpus Christi Bancshares specifically agrees to provide any information Texas Regional or its advisors may require in connection with registration of the shares and Corpus Christi Bancshares agrees to use the proxy statement included within the registration statement for purposes of solicitation of proxies in connection with the special meeting of the Corpus Christi Bancshares shareholders called to consider the merger transaction. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with applicable provisions of the Securities Act of 1933, as amended, and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and, at the time of mailing thereof to the shareholders of Corpus Christi Bancshares, at the time of the shareholders' meeting of Corpus Christi Bancshares and at the Effective Time, the proxy statement/prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Texas Regional shall timely file all documents required to obtain all necessary blue sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Texas Regional shall promptly and properly prepare and file at Texas Regional's expense (i) any application or notification required by Nasdaq to notify Nasdaq of the issuance of shares of Texas Regional Class A Voting Common stock pursuant to this Agreement, and (ii) any filings required under the 1934 Act relating to the transactions contemplated herein.

        4.8    Consummation of Agreement.    Texas Regional shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

        4.9    Termination of Employment Contracts and Employee Benefit Plans.    Prior to Closing, Corpus Christi Bancshares will terminate (without liability or penalty to Corpus Christi Bancshares, any subsidiary of Corpus Christi Bancshares, Texas Regional, any subsidiary of Texas Regional, or any other person or entity, or if there is a liability or penalty, which liability or penalty has been fully accrued and accounted for by Corpus Christi Bancshares) any existing employment contracts, employee or contractor severance agreements or policies, salary continuation agreements, deferred compensation and incentive compensation agreements, and other services contracts, and any other contracts with employees, and any vacation benefit or other employee benefit plan, except for those specifically approved for continuation in writing by Texas Regional. Without limiting the generality of the foregoing, at or prior to Closing First State Bank and Corpus Christi Bancshares shall terminate and discharge by payment or otherwise any accrued and unused vacation pay or benefit to which any employee of First State Bank or Corpus Christi Bancshares may be entitled, so that there shall be no accrued vacation liability as of the date of Closing. All costs and expenses related to any of the foregoing shall be fully paid or accrued by First State Bank or Corpus Christi Bancshares prior to Closing.

        4.10    Access to Information.    Texas Regional shall disclose and make available to Corpus Christi Bancshares all information regarding Texas Regional and its subsidiaries and their business activities or prospects in which Corpus Christi Bancshares may have a reasonable legitimate interest in furtherance of the transactions contemplated by this Agreement.

        4.11    Confidentiality.    In order to assist each of Texas Regional and Corpus Christi Bancshares in evaluating the other and as a part of the preparation for and consummation of the transactions herein described, Texas Regional and Corpus Christi Bancshares (each a "Disclosing Party") may disclose, reveal, or furnish to the other party, or to any person acting on behalf of such Party (collectively, the "Receiving Party") and its directors, officers, employees, consultants, investment bankers, professional advisors and other representatives or agents (collectively called "Representatives") either orally, in writing, or by inspection, confidential or proprietary information or documents relating to the business or affairs of the Disclosing Party that would be helpful to the Receiving Party in such discussions and evaluation (such documents and information are herein referred to as "Confidential Information"). The Confidential Information to be disclosed, revealed, or furnished might include, but is not limited to, financial statements, information regarding securities portfolios, cost and expense data, loan information, employee lists, customer or client lists, marketing and customer data and such other information as has been or may be disclosed, revealed or furnished before or after the date hereof by the Disclosing Party to a Receiving Party or its Representatives. Confidential Information does not include, however, information which the Receiving Party can show by written document to be or have been (a) generally available to the public other than as a result of a disclosure by Receiving Party or its Representatives, (b) available to the Receiving Party from a person other than the Disclosing Party who, to such Receiving Party's knowledge, is neither otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise prohibited from transmitting the information to the Receiving

Party, or (c) known to the Receiving Party prior to its disclosure by the Disclosing Party. In consideration of the disclosure of the Confidential Information, Texas Regional and Corpus Christi Bancshares agree as follow:

          (a)    No Disclosure.    Except as otherwise described in this paragraph (a) and except as required by law, the Receiving Party will treat the Confidential Information as proprietary and confidential, and (i) will not in any way disclose, reveal, or furnish the Confidential Information to any person or entity other than the Receiving Party's Representatives and others who are directly participating in the evaluation of the Confidential Information or the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, (ii) will not use the Confidential Information for its benefit or for any purpose other than in connection with the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, and (iii) will not without the prior written consent of the Disclosing Party, directly or indirectly, in any manner, request, influence, or induce any employee of the Disclosing Party to leave his or her employment with the Disclosing Party, or employ any such employee. The Receiving Party further agrees (i) to disclose Confidential Information only to its Representatives and others who need to know the Confidential Information for the purpose of assisting the Receiving Party in evaluating the Disclosing Party or its business or otherwise for purposes related to the transactions herein described, and (ii) that the Receiving Party will use commercially reasonable efforts to cause all of such Representatives to act in accordance herewith and be bound by this Agreement.

          (b)    Compelled Disclosure.    In the event that the Receiving Party becomes legally compelled to disclose the Confidential Information, or any portion thereof, the Receiving Party will provide the Disclosing Party with prompt notice of any legal actions compelling or seeking to compel disclosure or threats of such action, so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance, with the provisions of this Section 4.11. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 4.11, the Receiving Party will furnish or cause to be furnished only that portion of the Confidential Information which it is legally required to furnish, and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information so furnished. In any event, notwithstanding the foregoing, the Receiving Party shall be entitled to disclose Confidential Information as part of any required applications to regulatory authorities, pursuant to which the Receiving Party is requesting approvals that are required as conditions to the consummation of the transactions herein described.

          (c)    Return of Confidential Information.    In the event that this Agreement is terminated and the proposed transaction herein described not consummated, each Receiving Party, as soon as practicable thereafter, and upon the Disclosing Party's request, shall promptly either destroy or deliver to the Disclosing Party any and all Confidential Information, including, without limitation, all copies, summaries, analyses, or extracts thereof or based thereon in the possession of the Receiving Party or the Receiving Party's Representatives.

        4.12    Public Announcement.    The press release issued to announce the execution hereof, and any subsequent press release shall be prepared and issued by Texas Regional. Corpus Christi Bancshares shall not issue any press release or otherwise make any public statement about the transaction herein described without the express prior written consent of Texas Regional.

ARTICLE 5

CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL

        In addition to any other condition herein described as a condition to the obligations of Texas Regional under this Agreement, the obligations of Texas Regional under this Agreement are subject, in the discretion of Texas Regional, to the satisfaction at or prior to the Closing Date of each of the following conditions:

        5.1    Compliance with Representations and Covenants.    The representations and warranties made by Corpus Christi Bancshares in this Agreement shall have been true in all material respects when made and, except for changes as contemplated herein, shall be true in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Corpus Christi Bancshares shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Texas Regional shall have been furnished with a certificate, signed by the President of Corpus Christi Bancshares in his capacity as such and dated the Closing Date, a certificate, signed by the President of CCB Nevada, and a certificate, signed by the President of Corpus Christi Bancshares in his capacity as such and dated the Closing Date, in each case to the foregoing effect.

        5.2    Shareholder Approval.    The shareholders of Corpus Christi Bancshares shall have approved the transaction at a duly called meeting of the shareholders and Corpus Christi Bancshares shall have delivered to Texas Regional a certificate signed by the President and Secretary of Corpus Christi Bancshares in his or her capacity as such, confirming the approval of this transaction by the requisite vote of the shareholders of Corpus Christi Bancshares.

        5.3    Dissenters.    Shareholders holding an aggregate of not greater than five percent (5%) of the issued and outstanding shares of Corpus Christi Bancshares shall have exercised dissenters' rights of appraisal with respect to the transaction, excluding for these purposes shareholders who have subsequently abandoned (including abandonment as a result of a failure to comply with applicable procedures) their dissenters' rights of appraisal.

        5.4    Regulatory Approvals.    Texas Regional shall have received approval of the transactions contemplated by this Agreement including the merger of Corpus Christi Bancshares and CCB Nevada with and into TRD, and the merger of First State Bank with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

        5.5    Litigation.    On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transaction contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of Corpus Christi Bancshares or any of its subsidiaries which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of Corpus Christi Bancshares or any of its subsidiaries. Texas Regional shall have been furnished with a certificate, dated the Closing Date and signed by the President of Corpus Christi Bancshares and each of its subsidiaries, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his or her knowledge, threatened. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any set of circumstances or events which, individually or in the aggregate, would or could constitute or cause a material effect on or to the assets, business, operations, liabilities, profits, prospects, or condition (financial or otherwise) of a person, or on the ability of such person to perform its obligations under this Agreement or any related agreements to which such person is a party, or to consummate the transactions contemplated by this Agreement or any related agreement.

        5.6    Opinion of Counsel.    Prior to closing, Corpus Christi Bancshares shall deliver to Texas Regional the opinion of Corpus Christi Bancshares' counsel, in form and content satisfactory to Texas Regional, to the effect that

            (i)  Corpus Christi Bancshares is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

          (ii)  the authorized capital stock of Corpus Christi Bancshares consists of 2,000,000 shares of common stock, par value of $1.00 per share, of which a total of 208,684 shares are issued and outstanding, which shares have been validly issued, are fully paid and are nonassessable. To the best knowledge and belief of such counsel, there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Corpus Christi Bancshares to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, and there are no stock appreciation rights or similar rights outstanding, and no authorization for any of the foregoing has been given;

          (iii)  CCB Nevada is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Nevada, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

          (iv)  the authorized capital stock of CCB Nevada consists of 10,000 shares of capital stock, par value of $1.00 per share, all of which are validly issued, fully paid, nonassessable, and owned beneficially and of record by Corpus Christi Bancshares, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating CCB Nevada to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

          (v)  First State Bank is a duly organized, validly existing and in good standing as a banking association under the laws of the State of Texas;

          (vi)  the authorized capital stock of First State Bank consists of 50,000 shares of capital stock, par value of $5.00 per share, all of which are validly issued, fully paid, nonassessable, and owned beneficially and of record by CCB Nevada, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating First State Bank to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

        (vii)  this Agreement has been duly authorized by all necessary corporate action on the part of Corpus Christi Bancshares, its directors and shareholders, and by CCB Nevada, its directors and shareholders, and this Agreement constitutes the valid and binding obligation of Corpus Christi Bancshares enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally;

        (viii)  this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Corpus Christi Bancshares, the Articles of Incorporation or Bylaws of CCB Nevada, the Articles of Association or Bylaws of First State Bank, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Corpus Christi Bancshares, CCB Nevada or First State Bank is a party or is bound, or any law, regulation, judgment or order binding on any of them; and

          (ix)  the merger of First State Bank with and into Texas State Bank has been duly authorized by all necessary corporate action on the part of First State Bank, its directors and shareholders, and the consummation of the merger of First State Bank with and into Texas State Bank will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Association or Bylaws First State Bank, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Corpus Christi Bancshares, CCB Nevada or First State Bank is a party or is bound, or any law, regulation, judgment or order binding on any of them.

        5.7    Due Diligence Review; No Material Adverse Change.    Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Corpus Christi Bancshares and its subsidiaries during the period from the date hereof to the time of Closing. Texas Regional shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have a Material Adverse Effect on the condition, financial position or business prospects of Corpus Christi Bancshares or any of its subsidiaries. No change shall have occurred in the condition, financial position or business prospects of Corpus Christi Bancshares or any of its subsidiaries which could or would constitute a Material Adverse Effect on such condition, financial position or business prospects.

        5.8    Consents, Approvals and Estoppel Certificates.    Texas Regional shall have received all such consents, approvals, estoppel certificates and other assurances as and to the extent requested by Texas Regional, in each case in form and content reasonably satisfactory to Texas Regional, from any party to an agreement with Corpus Christi Bancshares or any of its subsidiaries, or by which Corpus Christi Bancshares or any of its subsidiaries is bound as a result of an order of any authority, or pursuant to any other legal requirement. Without limiting the generality of the foregoing, Texas Regional shall have received consents and estoppel certificates from each landlord of Corpus Christi Bancshares or any subsidiary of Corpus Christi Bancshares and from each tenant of any of them, consenting (if Texas Regional deems such consent necessary) to the transfer by operation of law of any outstanding lease or rental agreement, attesting to the validity of each lease to which Corpus Christi Bancshares or any subsidiary is a party, the fact that no default exists (or which could with the passage of time or notice could exist) under the lease, and providing for such other matters as may be deemed advisable to Texas Regional.

        5.9    Net Worth of Corpus Christi Bancshares and First State Bank.    The net worth of Corpus Christi Bancshares, calculated in accordance with generally accepted accounting principles, consistently applied, shall be not less than the sum of $2,600,000 adjusted as follows: (i) plus net income (but excluding for these purposes any net losses), if any, from June 30, 2002 until the date of Closing (after accounting for the costs and expenses incurred by Corpus Christi Bancshares and its subsidiaries contemplated hereby or incurred in anticipation of the consummation of the transactions herein described); (ii) less the interest accrued from the date hereof to the date of Closing on indebtedness owed by Corpus Christi Bancshares to Texas State Bank; and (iii) less the after-tax net loss, if any, resulting from the change from June 30, 2002 to the date of Closing in the market value of bonds held in the First State Bank bond portfolio both as June 30, 2002 and as of the date of Closing. The net worth of First State Bank, calculated in accordance with generally accepted accounting principles, consistently applied,, shall be not less than the sum of $4,200,000 adjusted as follows: (i) plus net income (but excluding for these purposes any net losses), if any, from June 30, 2002 until the date of Closing (after accounting for the costs and expenses incurred by First State Bank contemplated hereby or incurred in anticipation of the consummation of the transactions herein described) and (ii) less the after-tax net loss, if any, resulting from the change from June 30, 2002 to the date of Closing in the market value of bonds held in the First State Bank bond portfolio both as of June 30, 2002 and as of the date of Closing. The obligations of Texas Regional shall be conditioned upon receipt of financial statements as of immediately preceding the Closing (or other date acceptable to both Texas Regional and Corpus Christi Bancshares), prepared in accordance with generally accepted accounting principles consistently applied, of Corpus Christi Bancshares and First State Bank, reflecting confirmation of the foregoing and that there have been no changes in the financial condition of Corpus Christi Bancshares and First State Bank constituting (or that in Texas Regional's reasonable judgment could result in) a Material Adverse Effect on such financial condition, and no such changes shall occur prior to closing. Corpus Christi Bancshares and First State Bank shall not pay any dividends or make any distributions in respect of its capital stock prior to Closing. In the event that the net worth requirement of this paragraph is not met, Texas Regional at its sole election shall be entitled to reduce the number of Closing Shares (and correspondingly decrease the Closing Exchange Ratio) by an amount equal to the quotient when the amount by which the net worth fails to meet the required threshold is divided by $30.30. The number of shares to be delivered to each Corpus Christi Bancshares shareholder (excluding for these purposes Texas Regional or any subsidiary of Texas Regional which may at Closing hold Corpus Christi Bancshares shares) shall be reduced proportionately. For purposes of this Agreement, the term "net worth" as of any measurement date shall mean the sum of common stock, surplus and retained earnings of Corpus Christi Bancshares and First State Bank, as determined in accordance with generally accepted accounting principles on a consolidated basis, plus unrecognized securities gains or minus unrecognized securities losses.

        5.10    Expenses and Termination of Certain Agreements.

          a.    All costs and expenses related to the consummation of the transactions herein described incurred by or on behalf of Corpus Christi Bancshares or its subsidiaries shall be fully paid or accrued by Corpus Christi Bancshares prior to closing.

          b.    Without limiting the generality of the foregoing, all of Corpus Christi Bancshares' or First State Bank's data processing contracts (including item processing service contracts), automated teller machine system contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements, and other services contracts shall be terminated by Corpus Christi Bancshares or First State Bank prior to closing on a date to be coordinated with Texas Regional. All costs and expenses related to such terminations shall also be fully paid or accrued by First State Bank and Corpus Christi Bancshares prior to closing. In the event that the foregoing costs and expenses incurred by First State Bank and Corpus Christi Bancshares exceeds an aggregate of $100,000, the aggregate number of shares to be issued in the merger transaction will be reduced by a number of shares equal to the quotient when the amount of such excess is divided by $30.30, and the Closing Exchange Ratio shall be reduced proportionately. If Texas Regional requests, the conversion of First State Bank to Texas Regional's data processing system will take place subsequent to receipt of regulatory approval for the merger transactions, but prior to closing, provided that either (i) Texas Regional obtains Corpus Christi Bancshares' consent to the conversion, or (ii) all material conditions to Texas Regional's obligation to close have been satisfied or waived.

        5.11    Declaration of Effectiveness of Registration Statement and Other Approvals.    The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Class A Voting Common stock are to be issued to shareholders of Corpus Christi Bancshares, including both the Closing Shares and the Holdback Shares, and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional. Any action required to be taken by Nasdaq to qualify or otherwise approve all such shares for trading on the National Market System shall have been received.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF CORPUS CHRISTI BANCSHARES

        The obligations of Corpus Christi Bancshares under this Agreement are subject, in the discretion of Corpus Christi Bancshares, to the satisfaction at or prior to the Closing Date, of each of the following conditions:

        6.1    Compliance with Representations and Covenants.    The representations and warranties made by Texas Regional in this Agreement shall have been true in all material respects when made and, except as may otherwise be contemplated or permitted herein, shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Regional shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Corpus Christi Bancshares shall have been furnished with a certificate dated the Closing Date, signed by the President of Texas Regional, in his capacity as such, to the foregoing effect.

        6.2    Shareholder Approval.    The shareholders of Corpus Christi Bancshares shall have approved the transaction at a duly called meeting of the shareholders.

        6.3    Regulatory Approvals.    Texas Regional shall have received approval of the transactions contemplated by this Agreement, including the merger of Corpus Christi Bancshares and CCB Nevada with and into TRD, and the merger of First State Bank with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding.

        6.4    Litigation.    On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or which could reasonably be expected to result in a Material Adverse Effect on the financial condition or operations of Texas Regional, and Corpus Christi Bancshares shall have been furnished with a certificate, dated the Closing Date and signed by the President of Texas Regional, in his capacity as such, to the effect that no litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

        6.5    Declaration of Effectiveness of Registration Statement.    The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Class A Voting Common stock are to be issued to shareholders of Corpus Christi Bancshares and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.

        6.6    Due Diligence Review; No Material Adverse Change.    Corpus Christi Bancshares and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Texas Regional and its subsidiaries during the period from the date hereof to the time of Closing. Corpus Christi Bancshares shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such review Corpus Christi Bancshares in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have a Material Adverse Effect on the condition, financial position or business prospects of Texas Regional or any of its subsidiaries, provided that Corpus Christi contemporaneously reimburses Texas Regional for expenses incurred by Texas Regional as herein described. In the event that Corpus Christi Bancshares elects to terminate its obligations as a result of a determination by Corpus Christi Bancshares that the condition, financial or otherwise, of Texas Regional is unsatisfactory, Corpus Christi Bancshares shall be obligated to reimburse Texas Regional up to a maximum of $100,000 for the costs and expenses incurred by Texas Regional in connection with the proposed transaction prior to the date of termination, including all costs and expenses of due diligence, costs and expenses for the preparation and filing of regulatory applications, costs and expenses related to negotiation and preparation of this Agreement and other documentation, costs and expenses related to the preparation and filing of the registration statement for the registration of Texas Regional shares to be issued to Corpus Christi Bancshares shareholders, all other costs and expenses charged to Texas Regional by its legal counsel, accounting advisors, investment bankers and other professional advisors, and reasonable charges for Texas Regional internal personnel time.

ARTICLE 7

CLOSING OBLIGATIONS

        7.1    Texas Regional Obligations.    At the Closing, Texas Regional shall deliver the following:

          7.1.1    Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the forms required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of Corpus Christi Bancshares and CCB Nevada with and into TRD;

          7.1.2    Officer's Certificate, including an incumbency certification and further certifying as to the existence and good standing of the Texas Regional, the accuracy of all representations and warranties of Texas Regional, the approval by the Board of Directors of Texas Regional and TRD of resolutions authorizing and approving the merger transaction;

          7.1.3    Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by Corpus Christi Bancshares to effectuate the transaction herein described;

          7.1.4    Authorization to the Texas Regional transfer agent and registrar to issue and deliver the Closing Shares, after all adjustments have been made as herein described, to the former Corpus Christi Bancshares shareholders; and

          7.1.5    Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by Corpus Christi Bancshares to consummate the transaction herein described.

        7.2    Corpus Christi Bancshares Obligations.    At the Closing, Corpus Christi Bancshares shall deliver the following to Texas Regional:

          7.2.1    Each of: (a) Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of Corpus Christi Bancshares with and into TRD; (b) Articles of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of Delaware law, Articles of Merger in the form required by the Secretary of State of Texas, pursuant to applicable provisions of Texas law, and Articles of Merger in the form required by the Secretary of State of Nevada, pursuant to applicable provisions of Nevada law, providing for the merger of CCB Nevada with and into TRD; and (c) Articles of Merger, in the form required to be delivered for filing with the Texas Banking Department pursuant to applicable provisions of Texas law providing for the merger of First State Bank with and into Texas State Bank.

          7.2.2    Officer's Certificates of Corpus Christi Bancshares, CCB Nevada and First State Bank, including an incumbency certification in each case, and further certifying as to the existence and good standing of each entity, the accuracy of all representations and warranties of Corpus Christi Bancshares, the approval by the Board of Directors of each of Corpus Christi Bancshares, CCB Nevada and First State Bank, and by the shareholders of Corpus Christi Bancshares, by Corpus Christi Bancshares as the sole shareholder of CCB Nevada, and by CCB Nevada as the sole shareholder of First State Bank, in each case authorizing and approving the transaction.

          7.2.3    Certificates of Existence of each of Corpus Christi Bancshares (issued by the Secretary of State of Texas), CCB Nevada (issued by the Secretary of State of Nevada) and First State Bank (issued by the Texas Banking Department) in each case dated as of a date not more than five days prior to the Closing;

          7.2.4    Certificate of Good Standing of each of Corpus Christi Bancshares (issued by the Texas Comptroller of Public Accounts), CCB Nevada (issued by the applicable Nevada taxing authority) and First State Bank (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than five days prior to the Closing;

          7.2.5    Certificates of adoption of appropriate resolutions, Certificates of Merger, Articles of Merger and other documents as may be required by Texas Regional to effect the merger of Corpus Christi Bancshares and CCB Nevada with and into TRD, and to effect the merger of First State Bank with and into Texas State Bank;

          7.2.6    An opinion of Corpus Christi Bancshares' counsel in form and substance required by this Agreement and otherwise acceptable to Texas Regional; and

          7.2.7    Such other documents, certificates, and other items as may be required to be delivered by Corpus Christi Bancshares pursuant to the terms of this Agreement or as may be reasonably requested by Texas Regional to consummate the transaction herein described.

ARTICLE 8

MISCELLANEOUS

        8.1    Brokers.    Texas Regional and Corpus Christi Bancshares agree that no third party has in any way brought the parties together or been instrumental in the making of this Agreement, and that no person has any lawful claim for any commission, brokerage or finder's fee, or other payment with respect to this Agreement, the merger of First State Bank with and into Texas State Bank, or the transactions contemplated hereby and thereby based on any alleged agreement or understanding between such party and any third person, whether express or implied from the actions of such party.

        8.2    Expenses.    The shareholders of Corpus Christi Bancshares shall bear and be responsible for personal expenses which they may incur in connection with the transaction contemplated hereby, and no part of such personal expenses shall be borne by Corpus Christi Bancshares, First State Bank or Texas Regional. Corpus Christi Bancshares shall bear and be responsible for its own attorney's fees and other expenses, including the cost of soliciting proxies and conducting the shareholders' meeting called to consider the merger transactions, including attorney's fees for counsel to Corpus Christi Bancshares (all of which must be reasonable in amount and all of which shall be fully paid or accrued prior to closing). Texas Regional shall bear and be responsible for its own attorney's fees and other expenses in connection with the evaluation of the transaction described herein and in connection with the consummation of the transactions contemplated hereby, except as otherwise provided herein.

        8.3    Notices.    Any notice given hereunder shall be in writing and shall be deemed delivered on the earlier of actual receipt or the time of deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is to be sent at the following addresses:

  If to Texas Regional or to Texas State Bank, then to:

    Texas Regional Bancshares, Inc.
    3900 North 10th Street, 11th Floor
    McAllen, Texas 78501
    Attention: Mr. Glen E. Roney
                            Chairman of the Board

    with a copy to:

      William A. Rogers, Jr.
      Rogers & Whitley, L.L.P.
      816 Congress Avenue, Suite 1100
      Austin, Texas 78701

  If to Corpus Christi Bancshares, CCB Nevada, First State Bank, or the Principal Shareholders, then to:

    Corpus Christi Bancshares, Inc.
    555 North Carancahua, Suite 100
    Corpus Christi, Texas 78478
    Attention: Mr. Bernard A. Paulson,
                            Chairman of the Board

    with a copy to:

      Henry Nuss
      The Kleberg Law Firm
      800 North Shoreline, Suite 900 North
      Corpus Christi, Texas 78401

        8.4    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and, to the extent required by section 8.10, the directors, officers, and the Principal Shareholders, but shall not be assigned by any party without the prior written consent of the other party.

        8.5    Article and Other Headings.    Article and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.6    Entire Agreement.    This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements, understandings, agreements or covenants between the parties. This Agreement may only be modified by an instrument in writing executed by both Texas Regional and Corpus Christi Bancshares.

        8.7    Waivers.    Texas Regional or Corpus Christi Bancshares may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance with any of the covenants or conditions contained in this Agreement.

        8.8    Governing Law.    This Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed therein.

        8.9    Counterparts.    This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

        8.10    Principal Shareholders of Corpus Christi Bancshares.    Contemporaneously with the execution and delivery hereof, each Principal Shareholder is executing and delivering to Texas Regional a Shareholders Agreement and Irrevocable Proxy in the form of Schedule 8.10. The execution by each of the Principal Shareholders of Corpus Christi Bancshares of the Shareholders Agreement and Irrevocable Proxy is a material consideration to Texas Regional, inducing Texas Regional to execute this Agreement and but for the execution of the Shareholders Agreement and Irrevocable Proxy by each of the Principal Shareholders Texas Regional would not execute this Agreement. Pursuant to the Shareholders Agreement and Irrevocable Proxy, each Principal Shareholder that is a director or executive officer of Corpus Christi Bancshares further acknowledges and agrees that he will be subject to Rule 145 promulgated by the SEC under the 1933 Act, and each agrees not to transfer any Texas Regional stock received by such shareholder in the Merger except in compliance with applicable provisions of the 1933 Act, the 1934 Act and applicable rules and regulations promulgated thereunder, including Rule 145 and applicable provisions of Rule 144. The obligations of the Principal Shareholders described in this paragraph shall survive the closing of the transactions described in this Agreement.

[Remainder of page left blank intentionally;
signature lines follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TEXAS REGIONAL BANCSHARES, INC.
ATTEST:	By:	/s/ G.E. RONEY
Glen E. Roney, Chairman of the Board and President
/s/ PAUL S. MOXLEY
Senior Executive Vice President
CORPUS CHRISTI BANCSHARES, INC.
ATTEST:	By:	/s/ BERNARD A. PAULSON
Bernard A. Paulson, Chairman of the Board
/s/ JIM MOLONEY
Secretary

APPENDIX B

AGREEMENT AND IRREVOCABLE PROXY

        This Agreement and Irrevocable Proxy (the "Proxy") is dated to be effective as of the 10th day of October, 2002, by and between Corpus Christi Bancshares, Inc. ("Corpus Christi Bancshares"), Texas Regional Bancshares, Inc. ("Texas Regional") and the undersigned shareholder of Corpus Christi Bancshares (the "Shareholder").

        Corpus Christi Bancshares and Texas Regional propose to enter into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for, among other things, the merger (the "Merger") of Corpus Christi Bancshares with and into Texas Regional Delaware, Inc. in accordance with the terms and provisions of, and subject to the conditions set forth in, the Agreement and Plan of Reorganization. As a result of the Merger the outstanding shares of Corpus Christi Bancshares common stock (held by shareholders other than Texas Regional or subsidiaries of Texas Regional) will be converted into the right to receive shares of Texas Regional common stock on the basis set forth in the Agreement and Plan of Reorganization.

        As a material consideration to Texas Regional, to induce Texas Regional to enter into the Agreement and Plan of Reorganization, the Shareholder has agreed to enter into this Proxy. The Shareholder acknowledges that but for his, her or its execution hereof, Texas Regional would not enter into the Agreement and Plan of Reorganization with Corpus Christi Bancshares.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, including the benefits expected to be derived by the Shareholder as a shareholder of Corpus Christi Bancshares, the Shareholder hereby covenants and agrees as follows:

        1.    The Shareholder is the owner, beneficially and of record, of the number of shares of common stock of Corpus Christi Bancshares (the "Shares") identified on the signature page of this Agreement. The Shares represent all of the shares of capital stock of Corpus Christi Bancshares owned, beneficially and of record, by the Shareholder.

        2.    Shareholder has had a full opportunity to consider and review the transactions described in the Agreement and Plan of Reorganization and to ask questions of management of each of Texas Regional and Corpus Christi Bancshares. As a result of that review and such other or additional due diligence and other procedures as Shareholder has deemed advisable, Shareholder fully consents to and approves of the transactions described in the Agreement and Plan of Reorganization and hereby agrees to support such transactions and recommend the same to other shareholders of Corpus Christi Bancshares.

        3.    Shareholder hereby irrevocably constitutes and appoints Bernard A. Paulson and Orlando S. Leal, and each of them acting individually, with full power of substitution in the premises, as agents, proxies and attorneys-in-fact on behalf of the Shareholder, to vote the Shares in favor of the Merger at the Corpus Christi Bancshares shareholder meeting called to vote on and approve the Merger and at any adjournment thereof. Shareholder hereby further authorizes such agents, proxies and attorneys-in-fact to take such other actions on behalf of the Shareholder as they may deem advisable to effect and consummate the transactions described in the Agreement and Plan of Reorganization and to otherwise vote or represent the Corpus Christi Bancshares Shares on any other matters incidental to the consummation of the Merger or incidental to the meeting. SHAREHOLDER ACKNOWLEDGES THAT THE PROXY HEREIN GRANTED IS A PROXY COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

        4.    The Shareholder hereby revokes all previous proxies granted with respect to any of the Shares that would conflict with the terms of the Proxy granted hereby.

        5.    The Shareholder hereby specifically covenants and agrees to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the Merger and related transactions. Without limiting the generality of the foregoing, the Shareholder specifically agrees to cooperate fully with Texas Regional in connection with the registration with the Securities and Exchange Commission of the Texas Regional shares to be issued in connection with the Merger.

        6.    The undersigned shareholder acknowledges that if he or she is deemed to be an underwriter under Rule 145 promulgated by the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), he or she acknowledges that any future disposition by such shareholder of Texas Regional common stock acquired in the Merger must comply with Rule 145 and applicable provisions of Rule 144 promulgated by the SEC pursuant to the Act.

        7.    Under no circumstances shall any sale or other transfer of any of the Shares subject to this Proxy be valid until the proposed transferee thereof shall have executed and become a party to this Proxy and thereby shall have become subject to all of the provisions hereof, unless the requirement is waived by written consent of Texas Regional; provided, however, any failure to so execute this Proxy shall not in any manner restrict the applicability of all of the terms and provisions of this Proxy to the Shares; and notwithstanding any other provisions of this Proxy, no such sale or other transfer of any kind shall result in the nonapplicability of the provisions hereof to any of the Shares.

        8.    This Agreement shall terminate at the earliest to occur of (i) the Effective Time of the Merger (as defined in the Agreement and Plan of Reorganization), (ii) the termination of the Agreement and Plan of Reorganization in accordance with its terms, or (iii) February 28, 2003.

        THIS PROXY IS EXECUTED, DELIVERED, AND PERFORMABLE IN HIDALGO COUNTY, TEXAS, AND THE LAWS OF THE STATE OF TEXAS WILL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS PROXY.

        EXECUTED to be effective as of the date first written above.

(Shareholder's signature)
Number of shares of Corpus Christi Bancshares, Inc. common stock owned beneficially or of record:
(Typed or printed name of Shareholder)
Accepted and acknowledged:
TEXAS REGIONAL BANCSHARES, INC.
By:
Glen E. Roney, Chairman of the Board
CORPUS CHRISTI BANCSHARES, INC.
By:
Bernard A. Paulson Chairman of the Board

APPENDIX C

TEXAS BUSINESS CORPORATION ACT

ARTICLES 5.11, 5.12, AND 5.13

Art. 5.11.    Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

        A.    Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1)  Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2)  Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3)  Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

        B.    Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1)  the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

            (a)  listed on a national securities exchange;

            (b)  listed on the Nasdaq Stock Market's National Market System (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

            (c)  held of record by not less than 2,000 holders;

          (2)  the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3)  the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

            (a)  shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i)  listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

              (ii)  approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

              (iii)  held of record by not less than 2,000 holders;

            (b)  cash in lieu of fractional shares otherwise entitled to be received; or

            (c)  any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12.    Procedure for Dissent by Shareholders as to Said Corporate Actions

        A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)  (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

            (b)  With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2)  Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3)  If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning

91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertified shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F.    The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13.    Provisions Affecting Remedies of Dissenting Shareholders

        A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers of Texas Regional Bancshares, Inc.

        Texas Regional's Bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.    Exhibits and Financial Statement Schedules.

        (a)    EXHIBIT LIST

Exhibit		Description
2.1		Agreement and Plan of Reorganization by and between Texas Regional Bancshares, Inc. and Corpus Christi Bancshares, Inc. (incorporated by reference to Exhibit 2.1 to Texas Regional Bancshares' Current Report on Form 8-K filed on October 11, 2002).
5.1	*	Opinion of Rogers & Whitley, L.L.P. regarding legality of the securities being registered.
8.1	*	Opinion of KPMG LLP regarding certain tax aspects of the merger.
23.1		Consent of Rogers & Whitley, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.
23.2	*	Consent of KPMG LLP.
24.1		Power of Attorney of Directors and Officers of Texas Regional Bancshares, Inc. included on the signature page of this Form S-4 and incorporated herein by reference.
99.1	*	Form of Proxy Card for Corpus Christi Bancshares, Inc.

*
Filed herewith.

        (b)    FINANCIAL STATEMENT SCHEDULES

        Schedules are not included as the required information is either not applicable or is included in the notes to the financial statements which are incorporated herein by reference.

ITEM 22.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or

II-1

      decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Texas Regional pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of Texas Regional's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (6)
  To supply by means of a post-effective amendment all information concerning a company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Texas Regional of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McAllen, State of Texas, on December 17, 2002.

TEXAS REGIONAL BANCSHARES, INC.
By:	/s/ G. E. RONEY
Glen E. Roney Chairman of the Board

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen E. Roney as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G.E. RONEY Glen E. Roney	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2002
/s/ R. T. PIGOTT, JR. R. T. Pigott, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 17, 2002
/s/ JANIE S. MORAN Janie Sandoval Moran	Controller and Assistant Secretary (Principal Accounting Officer)	December 17, 2002
/s/ MORRIS ATLAS Morris Atlas	Director	December 17, 2002
/s/ FRANK N. BOGGUS Frank N. Boggus	Director	December 17, 2002
/s/ ROBERT G. FARRIS Robert G. Farris	Director	December 17, 2002
/s/ C. KENNETH LANDRUM, M.D. C. Kenneth Landrum, M.D.	Director	December 17, 2002
/s/ DAVID L. LANE David L. Lane	Director	December 17, 2002
/s/ JACK B. MAYFIELD, JR. Jack H. Mayfield, Jr.	Director	December 17, 2002
/s/ JULIE G. UHLHORN Julie G. Uhlhorn	Director	December 17, 2002
/s/ JACK WHETSEL Jack Whetsel	Director	December 17, 2002
/s/ M. M. YZAGUIRRE Mario Max Yzaguirre	Director	December 17, 2002

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED FINANCIAL DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
CORPUS CHRISTI SPECIAL MEETING
THE MERGER
INFORMATION ABOUT CORPUS CHRISTI
DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK
BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
COMPARISON OF RIGHTS OF HOLDERS OF CORPUS CHRISTI COMMON STOCK AND TEXAS REGIONAL COMMON STOCK
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS REGIONAL COMMON STOCK AND CORPUS CHRISTI COMMON STOCK
EXPERTS
LEGAL MATTERS
INDEMNIFICATION
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
  APPENDIX A
AGREEMENT AND PLAN OF REORGANIZATION
  APPENDIX B
AGREEMENT AND IRREVOCABLE PROXY
  APPENDIX C
TEXAS BUSINESS CORPORATION ACT ARTICLES 5.11, 5.12, AND 5.13
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY